EXHIBIT 10.1

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of June 23, 2006 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among UBS REAL ESTATE SECURITIES INC., a Delaware corporation (the “Buyer”), NEW CENTURY MORTGAGE CORPORATION, a California corporation (“New Century”), as a Seller, NC ASSET HOLDING, L.P., a Delaware limited partnership (“NC Asset”), as a Seller, HOME123 CORPORATION, a California corporation (“Home123”), as a Seller, and NEW CENTURY CREDIT CORPORATION, a California corporation (“NCCC” and jointly and severally with New Century, NC Asset and Home123, the “Sellers”, and each individually, a “Seller”), as a Seller and NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation (“New Century Financial” or the "Guarantor”), as the Guarantor.

RECITALS

From time to time the Sellers and the Buyer may enter into transactions in which the Sellers agree to sell to the Buyer Mortgage Loans and the Buyer agrees to purchase such Mortgage Loans in accordance with the terms and conditions set forth herein, subject to the Sellers’ obligations to repurchase such Mortgage Loans at a date certain not later than 364 days after the date of the sale, as shall be set forth in the related Confirmation, in accordance with the terms herein. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed in writing.

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa). Terms otherwise not defined herein shall have the meanings assigned thereto in the Custodial Agreement.

“Accepted Servicing Practices” shall mean, with respect to each Mortgage Loan, such standards which comply with the applicable standards and requirements under: (i) an applicable Agency Program and related provisions of the applicable Agency Guide pursuant to which the related Mortgage Loan is intended to be purchased, and (ii) any applicable FHA and/or VA program and related provisions of applicable FHA and/or VA servicing guidelines, and (iii) the terms of the related Mortgage Loan documents and applicable law.

“Act of Insolvency” shall mean with respect to any Person, (a) the commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or such Person seeking the appointment of a receiver, trustee, custodian or similar official for such Person for any substantial part of its property, or such Person fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or takes any corporate or other action for the purpose of effecting any of the foregoing, (b) the commencement of any such case or proceeding against such Person or another’s seeking such appointment, or the filing against such Person of an application for a protective decree which (1) is consented to or not timely contested by such Person, (2) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (3) is not dismissed within forty-five (45) days, (c) the making by such Person of a general assignment for the benefit of creditors, (d) the admission by such Person or any of its Affiliates that such Person or any of its Affiliates is unable to pay its respective debts as they become due or the nonpayment generally by such Person or any of its Affiliates of its respective debts as they become due, or (e) with respect to a Seller or the Guarantor only, any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the executive management of such Person or to curtail its authority in the conduct of the business of such Person.

“Actual Purchase Price” shall have the meaning specified in Section 2.03(d)(ii).

“Additional Purchased Assets” shall mean Mortgage Loans approved by the Buyer, U.S. Treasury obligations approved by the Buyer, or cash provided by the Sellers to the Buyer or its designee pursuant to Section 3.01(a).

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” shall mean Ginnie Mae, Fannie Mae, and Freddie Mac, as applicable.

“Agency Approvals” shall have the meaning set forth in Section 8.26 of this Agreement.

“Agency Guide” shall mean the Ginnie Mae Mortgage Backed Securities Guide; the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide; the Freddie Mac Sellers’ and Servicers’ Guide; as applicable, in each case as such Agency Guide may be amended from time to time.

“Agency Program” shall mean the specific purchase program under the relevant Agency Guide or as otherwise approved by the Agency.

“Agreement” shall mean this Master Repurchase Agreement, as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“ALTA” shall mean the American Land Title Association.

“Appraised Value” shall have the meaning specified in Schedule 1 hereto.

“Asset Value” shall have the meaning set forth in the Pricing Side Letter.

“Assignee” shall mean, with respect to this Agreement and any Mortgage Loan, any assignee of the Buyer pursuant to a sale, pledge or rehypothecation of the Mortgage Loan.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Buyer.

“Authorized Signatory” shall mean an officer of the related Seller who is authorized and empowered to request a purchase of Purchased Assets by the Buyer pursuant to a request for purchase, and is indicated on the Authorized Signatories of the related Seller attached hereto as Exhibit VI-B.

“Bank” shall mean Deutsche Bank National Trust Company, a national banking association, and its successors in interest, or such other depository institution as may be acceptable to the Buyer in its sole discretion, and their respective successors in interest, which is the depository of the Blocked Account.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Blocked Account” shall mean the account established by the Sellers for the benefit of the Buyer, subject to a security interest in favor of the Buyer, and established under the Blocked Account Agreement, into which all Income shall be deposited by the Servicer, as further defined in Section 4.01(a).

“Blocked Account Agreement” shall mean the Blocked Account Agreement, dated as of the date hereof, among the Sellers, the Servicer, the Buyer and the Bank, as the same may be amended, supplemented or otherwise modified from time to time, in which the Bank, the Servicer and the Sellers acknowledge the Buyer’s lien on the Blocked Account held in the name of the Buyer and which constitutes control of the Blocked Account by the Buyer (for the benefit of the Buyer) pursuant to Section 9-104 of the Uniform Commercial Code, which control is intended to satisfy the requirements of Section 9-314 of the Uniform Commercial Code.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in the State of New York (or state in which any of the Custodian, a Seller or the Buyer is located) is authorized or obligated by law or executive order to be closed, or (iii) any day on which the Buyer is closed for business.

“Buyer” shall mean UBS Real Estate Securities Inc., a Delaware corporation, and its successors in interest and assigns.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1+” or the equivalent thereof by Standard & Poor’s Ratings Services (“S&P”) or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A2” by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means (i) with respect to any Seller that is a public company, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting equity interest of such Seller at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock and (ii) with respect to any other Seller, New Century Financial ceases to own, directly or indirectly, one hundred percent of the voting equity interest of the Seller.

“Closing Date” shall mean June 23, 2006.

“Closing Transaction” shall mean any sale of a Mortgage Loan by a Seller to the Buyer, structured as either a Dry Funding or a sale of a Wet-Ink Mortgage Loan, wherein the Buyer purchases an Eligible Asset subject to an obligation of the related Seller to repurchase such Eligible Asset pursuant to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Amount” shall mean $1,500,000,000.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with a Seller within the meaning of Section 4001 of ERISA or is part of a group which includes a Seller and which is treated as a single employer under Section 414 of the Code.

“Confirmation” shall have the meaning specified in Section 2.04(a).

“Costs” shall have the meaning specified in Section 11.01(a).

“Credit File” shall mean all papers and records of whatever kind or description, whether developed or originated by a Seller or others, required to document or service the Mortgage Loan; provided, however, that such Mortgage Loan papers, documents and records shall not include any Mortgage Loan papers, documents or records which are contained in the Mortgage File.

“Custodial Agreement” shall mean the Amended and Restated Custodial Agreement, dated as of the date hereof, by and among the Buyer, the Sellers and the Custodian, as the same shall be modified and supplemented and in effect from time to time.

“Custodial Identification Certificate” shall have the meaning specified in the Custodial Agreement.

“Custodian” shall mean Deutsche Bank National Trust Company, a national banking association, and its successors in interest, as custodian under the Custodial Agreement, and any successor custodian under the Custodial Agreement.

“Default” shall mean an Event of Default or an event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company and its successors in interest, as disbursement agent under the Custodial Agreement, and any successor disbursement agent under the Custodial Agreement.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Dry Funding” shall mean a Closing Transaction initiated by the delivery by the applicable Seller, via electronic transmission to the Buyer of a Mortgage Loan Schedule and the receipt by the Custodian of a Mortgage File prior to the closing of the Closing Transaction.

“Electronic Agent” shall mean MERSCORP, Inc., and its successors and assigns.

“Electronic Tracking Agreement” shall mean that certain Electronic Tracking Agreement, if any, among the Buyer, the Sellers, the Electronic Agent and Mortgage Electronic Registration Systems, Inc.; provided that if no Mortgage Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof.

“Eligible Asset” shall mean a Mortgage Loan, including a Wet-Ink Mortgage Loan, which is secured by a Mortgage (i) as to which the representations and warranties in Schedule 1 attached hereto are true and correct and (ii) which is underwritten strictly in accordance with the Underwriting Guidelines.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean, with respect to any Seller or the Guarantor, any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the related Seller or the Guarantor, as applicable, is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the related Seller or the Guarantor, as applicable, is a member.

“Estimated Purchase Price” shall mean, with respect to a Purchased Asset, the anticipated Purchase Price to be paid by the Buyer to the related Seller as set forth in the related Transaction Request.

“Event of Default” has the meaning specified in Section 10.01.

“Executive” shall mean, with respect to any Seller or the Guarantor, each of the Chief Executive Officer and the Chief Financial Officer of the related Seller or the Guarantor, who are incumbent as of the date hereof.

“Fannie Mae” shall mean the Federal National Mortgage Association, and its successors in interest.

“Fatal Exception” shall mean the assignment by the Custodian of a Mortgage Loan Absentee Code or a Mortgage Loan Suspension Code to a Mortgage Loan.

“FHA” shall mean the Federal Housing Administration or any successor thereto.

“Final Repurchase Date” shall mean, with respect to each Transaction, (a) the final date on which the related Purchased Assets must be repurchased by the related Seller from the Buyer, or (b) any date determined by application of Sections 2.05 and 10.02, as applicable; provided that the Final Repurchase Date will not be later than 364 days after the related initial Purchase Date with respect to those Purchased Assets.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Ginnie Mae” shall mean the Government National Mortgage Association or any successor thereto.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any of the Sellers or the Guarantor, or any of their respective Subsidiaries, or any of their properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, or other principal and interest advances made in the ordinary course of servicing the Mortgage Loans. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean New Century Financial Corporation, a Maryland Corporation, and its successors in interest.

“Guaranty” shall mean the guaranty, dated as of June 23, 2006, by the Guarantor in favor of the Buyer.

“HUD” shall mean the United States Department of Housing and Urban Development or any successor thereto.

“Income” shall mean, with respect to any Mortgage Loan at any time, all collections and proceeds on or in respect of the Mortgage Loans, including, without limitation, any principal thereof then payable and all interest or other distributions payable thereon less any related servicing fee(s) charged by the Servicer.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under hedging and/or derivative agreements and other hedging arrangements, including Interest Rate Protection Agreements; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner or is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; and (j) Capital Lease Obligations of such Person.

“Interest-Only Loan” means a Mortgage Loan that conforms to the guidelines for interest-only loans set forth in the Underwriting Guidelines.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of U.S. Treasury securities, or futures contracts, or options related contracts, or interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations either generally or under specific contingencies and acceptable to the Buyer.

“Late Payment Fee” has the meaning specified in Section 2.04(g).

“LIBOR” shall mean, with respect to each day a Transaction is outstanding, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR at or about 9:00 a.m., New York City time, on such date and if such rate shall not be so quoted, the rate per annum at which the Reference Bank is offered Dollar deposits at or about 9:00 A.M., New York City time, on such date by prime banks in the London interbank eurodollar market for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Transactions to be outstanding on such day. LIBOR shall be reset daily by the Buyer and the Buyer’s determination of LIBOR shall be conclusive upon the parties absent manifest error on the part of the Buyer.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan calculated as of the time of origination of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within twelve months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Base” shall mean the aggregate Asset Value of all Purchased Assets which are Eligible Assets.

“Margin Deficit” has the meaning specified in Section 3.01.

“Market Value” shall mean, as of any date in respect of any Mortgage Loan, the price, expressed as a dollar amount (and not as a percentage of the outstanding principal balance of such Mortgage Loan), at which such Mortgage Loan could readily be sold as determined in the Buyer’s sole discretion exercised in good faith, which price may be determined to be zero. The Buyer’s determination of Market Value shall be conclusive upon the parties.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of the Sellers, the Guarantor or their respective Affiliates, (b) the ability of a Seller or the Guarantor to perform their obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, (f) the Asset Value of all or any significant portion of the Purchased Assets, (g) the Buyer’s ownership or security interest in the Purchased Assets or (h) the Purchased Assets as a whole.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Designated Mortgage Loan” shall mean Mortgage Loans for which (a) the related Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for such Seller, in accordance with the MERS Procedures Manual and (b) the related Seller has designated or will designate the Buyer as the Investor and Interim Funder on the MERS System.

“MERS Procedures Manual” shall mean the MERS Procedures Manual attached as Exhibit B to the Electronic Tracking Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“MERS Report” shall mean the schedule listing MERS Designated Mortgage Loans and other information prepared by the Electronic Agent pursuant to the Electronic Tracking Agreement.

“MERS® System” shall mean MERS’ mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Mortgage” shall mean with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second Lien on a fee simple Residential Dwelling securing the Mortgage Note or a leasehold estate with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan” shall mean a mortgage loan originated in accordance with the Underwriting Guidelines which the Custodian has been instructed to hold for the Buyer pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of the related Seller in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Loan Schedule” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.

“Mortgaged Property” shall mean, with respect to a Mortgage Loan, a fee simple interest in, or a leasehold estate (to the extent the use of leasehold estates for residential properties in such jurisdictions is a widely accepted practice) with respect to, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by the Sellers or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of the Guarantor for such period as determined in accordance with GAAP consistent with the accounting principles applied in the preparation of the financial statements referred to in Section 9.01.

“New Century” shall mean New Century Mortgage Corporation, a California corporation, in its capacity as a Seller and the Servicer.

“New Century Financial” shall mean New Century Financial Corporation, a Maryland corporation (f/k/a New Century REIT, Inc.).

“Other Financing Facilities” shall mean any credit facilities structured as loan and security agreements, repurchase agreements, gestation repurchase agreements, and any other agreements establishing warehouse finance facilities involving the Sellers, the Guarantor or their respective Affiliates or any similar arrangements now or hereafter existing, including, without limitation, any arrangements under which the Sellers, the Guarantor or their respective Affiliates are required to repurchase mortgage-backed securities or mortgage loans from any lender or other counterparty.

“Overestimate Amount” shall have the meaning set forth in Section 2.03(d) of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by the Sellers, the Guarantor or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, in respect of any day a Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document that is not paid when due to the Buyer at the stated Repurchase Date, Final Repurchase Date or otherwise when due (a “Post-Default Day”), a rate per annum on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum plus the Pricing Rate on such Post-Default Day.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date or the Final Repurchase Date (reduced by any amount of such Price Differential previously paid by the related Seller to the Buyer with respect to such Transaction).

“Pricing Rate” shall mean, with respect to any Mortgage Loans and any date of determination, a rate per annum equal to the sum of (a) LIBOR for such date plus (b) the Spread applicable to such Mortgage Loan.

“Pricing Side Letter” shall mean the letter agreement, dated as of June 23, 2006 between the Sellers and the Buyer.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Assets are sold by the related Seller to the Buyer hereunder.

“Purchase Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchase Price” shall mean on each Purchase Date, the price at which Purchased Assets are transferred by the related Seller to the Buyer or its designee (including the Custodian) which shall equal the Asset Value for such Purchased Assets on the Purchase Date.

“Purchased Assets” shall mean the Mortgage Loans sold by the related Seller to the Buyer in a Transaction, and any Additional Purchased Assets.

“Purchased Items” has the meaning specified in Section 6.01.

“Reference Bank” shall mean the principal office in London, England, of UBS.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REO Property” shall mean real property acquired by the related Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or a successor provision thereof, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or one or more successor provisions thereof.

“Repurchase Date” shall mean the date occurring on (i) the first Business Day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Confirmation, or (iii) the date determined by application of Sections 2.05 and 10.02 , as applicable.

“Repurchase Documents” shall mean this Agreement, the Custodial Agreement, the Blocked Account Agreement, the Electronic Tracking Agreement and any other agreement entered into between the Sellers, the Guarantor and the Buyer in connection herewith.

“Repurchase Obligations” shall have the meaning specified in Section 6.02.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from the Buyer or its designee (including the Custodian) to the related Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residential Dwelling” shall mean any one of the following: (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a unit in a condominium project, (iv) a detached single family dwelling in a planned unit development, or (v) a log home underwritten in accordance with Fannie Mae and Freddie Mac requirements; provided that Residential Dwellings are not any of the following: (a) earthen homes, (b) underground homes, (c) mobile homes or manufactured housing units or (d) co-operative units.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the treasurer or the chief operating officer of such Person.

“RESPA” means the Real Estate Settlement Procedures Act, as amended from time to time.

“Second Mortgage Loan” shall mean a Mortgage Loan which constitutes a second priority mortgage lien with respect to the related Mortgaged Property.

“Security Agreement” shall mean with respect to any Mortgage Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage or Mortgage Note), executed by the Mortgagor and/or others in connection with such Mortgage Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Sellers” shall mean New Century Mortgage Company, NC Asset Holding, L.P., Home123 Corporation and New Century Credit Corporation.

“Seller-Related Obligations” shall mean any obligations of the Sellers or the Guarantor hereunder or under the Guaranty and under any other arrangement between one or more of the Sellers or the Guarantor on the one hand and the Buyer or an Affiliate of the Buyer on the other hand, including, without limitation, any Interest Rate Protection Agreements between any such parties.

“Seller’s Release Letter” shall mean a letter in the form of Exhibit VI-A, delivered by a Seller when no Warehouse Lender has an interest in a Mortgage Loan, conditionally releasing all of such Seller’s interest in a Mortgage Loan upon receipt of payment by such Seller.

“Servicer” shall mean New Century or any other entity having demonstrated competence in servicing loans similar to the Mortgage Loans and which is reasonably acceptable to the Buyer.

“Servicing File” shall mean with respect to each Mortgage Loan, the file retained by the Servicer or its designee consisting of originals of all documents in the Mortgage File which are not delivered to a Custodian and copies of all documents in the Mortgage File set forth in Section 2 of the Custodial Agreement.

“Servicing Records” shall mean any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loans.

“Servicing Rights” shall mean any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Servicer or any other Person for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Servicer or any other Person thereunder; (e) escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Sellers or any other Person with respect thereto; and (f) all accounts and other rights to payment related to the Mortgage Loans.

“Spread” shall have the meaning assigned thereto in the Pricing Side Letter.

“Spread Fee Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Sub-Limit” shall have the meaning set forth in the Pricing Side Letter.

“Sub-Servicing Agreement” shall mean an agreement between a Seller and a sub-servicer with respect to the servicing of the Purchased Assets, if applicable.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Servicer” shall mean an entity with the necessary Agency Approvals, as the circumstances may require, and designated by the Buyer, in conformity with Section 11.10, to replace the Servicer as servicer for the Buyer.

“Takeout Commitment” shall mean a written agreement between the Sellers and an approved investor as the purchaser, governing the terms of the resale of one or more Mortgage Loans from the related Seller to such purchaser, together with a copy of any related agreement between the purchaser and any other person that has entered into an agreement to purchase such Mortgage Loan(s) from the purchaser.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the consolidated net worth of such Person and its subsidiaries, less the consolidated net book value of all assets of such Person and its subsidiaries (to the extent reflected as an asset on the balance sheet of such Person or any subsidiary of such Person at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided that residual securities owned by such Person shall not be treated as intangibles for purposes of this definition.

“Total Indebtedness” shall mean, at any time, the aggregate Indebtedness of any Person and its subsidiaries less, with respect to New Century Financial, the aggregate amount of any such Indebtedness that is reflected on the balance sheet of New Century Financial in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to New Century Financial. With respect to New Century Financial, in the event that any Indebtedness would be excluded from the calculation of Total Indebtedness but for the existence of recourse, New Century Financial shall be entitled nonetheless to exclude the amount of such Indebtedness that is not subject to recourse. The amount of any recourse shall be the stated or determinable amount thereof or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by New Century Financial in good faith and in accordance with GAAP.

“Transaction” has the meaning specified in the Recitals hereto.

“Transaction Request” means a request from the related Seller to the Buyer, in the form attached as Exhibit I hereto, to enter into a Transaction.

“Trust Receipt” shall mean a trust receipt issued by the Custodian to the Buyer confirming the Custodian’s possession of certain Mortgage Files which are held by the Custodian for the benefit of the Buyer or the registered holder of such trust receipt.

“UBS Cash Account” shall mean a separate cash account established and maintained by the Buyer for the Sellers under the conditions set forth in Section 7.04. Such cash account may be a non-segregated ledger account and may be commingled with the Buyer’s funds.

“UBS Cash Account Adjustment” shall mean an adjustment to the UBS Cash Account Balance pursuant to a UBS Cash Account Adjustment Notice.

“UBS Cash Account Adjustment Notice” shall mean the cash account adjustment notice, in the form of Exhibit XI, which is to be used by the Buyer to notify the Sellers of any adjustments to the UBS Cash Account Balance.

“UBS Cash Account Balance” shall mean, as of any date, the net amount of funds in the UBS Cash Account on such date.

“UBS Cash Account Interest Accrual” shall mean the simple interest calculation posted on the last Business Day of each month resulting from the product of each Business Day’s UBS Cash Account Balance and the UBS Cash Account Interest Rate.

“UBS Cash Account Interest Rate” shall mean, with respect to each month, the average opening federal funds rate for such month or such other rate agreed to by the Sellers and the Buyer. For the UBS Cash Account, the opening federal funds rate on a Business Day shall be counted as the UBS Cash Account Interest Rate until the next Business Day.

“UBS Cash Account Wire Instructions” shall mean the wire instructions, set forth in a letter in the form of Exhibit X, to be used for the payment of funds to the Sellers.

“Underwriting Guidelines” shall mean the underwriting guidelines delivered by the Sellers to the Buyer on or prior to the date hereof and as may be modified or supplemented from time to time thereafter attached hereto as Exhibit II.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted in each applicable state as in effect on the date hereof.

“VA” shall mean the US Department of Veterans Affairs, an agency of the United States of America, or any successor thereto.

“Warehouse Lender” shall mean any lender, including, without limitation, the Buyer, providing financing to any Seller in any fractional amount for the purpose of originating or purchasing Mortgage Loans, which lender, prior to the Purchase Date, has a security interest in such Mortgage Loans as collateral for the obligations of such Seller(s) to such lender.

“Warehouse Lender’s Release Letter” shall mean a letter, substantially in the form of Exhibit VI-B hereto (or such other form acceptable to the Buyer), from a Warehouse Lender to the Buyer, conditionally releasing all of such Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon receipt of payment by such Warehouse Lender.

“Wet-Ink Funding Schedule” shall have the meaning specified in Section 2.03(d)(ii).

“Wet-Ink Wire Funding Account” shall mean the account so designated and established at the Disbursement Agent, in the name of the Sellers, indicating the security interest of the Buyer, and subject to the dominion and control of the Buyer, pursuant to the terms of the Custodial Agreement.

“Wet-Ink Mortgage Loan” shall mean an Eligible Asset which is sold to the Buyer simultaneously with the origination thereof by the related Seller, which is funded in part or in whole with proceeds of the sale of the Eligible Asset to the Buyer remitted directly to the Wet-Ink Wire Funding Account; provided, however, that an Eligible Asset will cease to be a Wet-Ink Mortgage Loan at such time as the related Seller delivers the related Mortgage File to the Custodian pursuant to the Custodial Agreement and the Custodian provides the related Seller a Mortgage Loan Schedule and Exception Report with respect thereto that indicates that such Mortgage Loan has no Fatal Exceptions.

“Wire” shall mean a wire transfer made from the Wet-Ink Wire Funding Account pursuant to Section 27 of the Custodial Agreement.

“Withdrawal/Deposit Notice” shall mean a notice, substantially in the form of Exhibit IX, delivered by the Sellers to the Buyer, from time to time, in connection with withdrawals from and deposits to the UBS Cash Account.

Section 1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP.

ARTICLE II

INITIATION; TERMINATION

Section 2.01 Conditions Precedent to Initial Transaction. The Buyer’s obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that the Buyer shall have received from the Sellers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory in form and substance to the Buyer and its counsel:

(a) The following Repurchase Documents delivered to the Buyer:

(i) Master Repurchase Agreement. This Agreement duly completed and executed by the parties thereto;

(ii) Custodial Agreement. The Custodial Agreement, duly executed and delivered by each party thereto. In addition, the Sellers shall have taken such other action as the Buyer shall have requested in order to transfer the Purchased Assets pursuant to this Agreement;

(iii) Blocked Account Agreement. The Blocked Account Agreement, duly executed and delivered by the parties thereto;

(iv) Consents and Waivers. Any and all consents and waivers required under any Other Financing Facilities;

(b) UCC Financing Statements. Evidence that all other actions necessary or, in the opinion of the Buyer, desirable to perfect and protect the Buyer’s interest in the Purchased Items have been taken, including, without limitation, filed UCC Financing Statements naming the Sellers as Debtor and the Buyer as Secured Party and describing the Purchased Items;

(c) Opinions of Counsel. An opinion or opinions of outside counsel to the Sellers, substantially in the form of Exhibit III;

(d) Sellers’ Officer’s Initial Purchase Certificate. A copy of an Officer’s Certificate in the form attached hereto as Exhibit V-A (which may be provided jointly for any other agreements entered into between the Buyer and the Sellers) together with a copy of (1) the articles of incorporation, certificate of formation or other organizational documents of each Seller and any amendments thereto certified by the Secretary of State of Sellers’ jurisdiction of organization, (2) a copy of each Seller’s by-laws, operating agreement or other internal governing documents, together with any amendments thereto, (3) a copy of the resolutions or other internal governing documents or other organizational document adopted by each Seller’s Board of Directors or a similar governing body authorizing such Seller to enter into this Agreement and the Custodial Agreement and authorizing one or more of such Seller’s officers to execute the documents related to this Agreement and the Custodial Agreement, (4) a certificate of incumbency and signature of each officer of each Seller executing any document in connection with this Agreement and the Custodial Agreement; and (5) certificates reflecting Authorized Signatories of each Seller, in the form of Exhibit V-B hereto;

(e) Guarantor’s Officer’s Initial Purchase Certificate. A copy of an Officer’s Certificate in the form attached hereto as Exhibit V-D (which may be provided jointly for any other agreements entered into between the Buyer and the Guarantor) together with a copy of (1) the articles of incorporation, certificate of formation or other organizational documents of the Guarantor and any amendments thereto certified by the Secretary of State of the Guarantor’s jurisdiction of organization, (2) a copy of the Guarantor’s by-laws, operating agreement or other internal governing documents, together with any amendments thereto, (3) a copy of the resolutions or other internal governing documents or other organizational document adopted by the Guarantor’s Board of Directors or a similar governing body authorizing the Guarantor to enter into this Agreement and authorizing one or more of the Guarantor’s officers to execute the documents related to this Agreement; and (4) a certificate reflecting each Authorized Signatory of the Guarantor, in the form of Exhibit V-E hereto;

(f) Underwriting Guidelines. A copy of the Sellers’ current, as of such date, Underwriting Guidelines certified as being true and correct by an officer of a Seller; and

(g) Other Documents. Such other documents as the Buyer may reasonably request, in form and substance reasonably acceptable to the Buyer.

Section 2.02 Conditions Precedent to all Transactions. The Buyer’s obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(a) the Sellers shall have delivered a Transaction Request via Electronic Transmission in accordance with the procedures set forth in Section 2.03(b);

(b) the Sellers shall have delivered a Mortgage Loan Schedule;

(c) no Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(d) both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller and the Guarantor in Article VIII, in Schedule 1 of this Agreement and elsewhere in each Repurchase Document, shall be true, correct and complete on and as of such Purchase Date in all material respects (in the case of the representations and warranties set forth in Section 8.14 and on Schedule 1, solely with respect to Mortgage Loans included in the Margin Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). The Buyer shall have received a certificate signed by the Sellers certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that each Seller is in compliance with all governmental licenses and authorizations and, if relevant under applicable law, is qualified to do business and is in good standing in all required jurisdictions;

(e) after giving effect to the requested Transaction, the aggregate outstanding Purchase Price of the Transactions outstanding shall not exceed the Asset Value of all the Purchased Assets subject to outstanding Transactions;

(f) the Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Section 11.01(b) and the Buyer shall have received the reasonable costs and expenses incurred by it in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at the Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(g) the Buyer shall have approved, in its sole discretion exercised in good faith, all exceptions to the Underwriting Guidelines;

(h) none of the following shall have occurred and/or be continuing:

(i) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(i) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(ii) there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Agreement;

(iii) with respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan, the Buyer shall have received from the Custodian on each Purchase Date a Mortgage Loan Schedule and Exception Report, dated the Purchase Date, duly completed and with exceptions acceptable to the Buyer in its sole discretion, but in no event, with any Fatal Exceptions, in respect of Eligible Assets to be purchased hereunder on such Business Day;

(j) the Buyer shall have received from the Sellers a Warehouse Lender’s Release Letter substantially in the form of Exhibit VI-B hereto (or such other form acceptable to the Buyer) or a Seller’s Release Letter substantially in the form of Exhibit VI-A hereto (or such other form acceptable to the Buyer) covering each Eligible Asset to be sold to the Buyer, as applicable;

(k) the Buyer shall not have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to the Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Buyer to enter into Transactions;

(l) the Final Repurchase Date for such Transaction is not later than 364 days from the initial Purchase Date;

(m) the Buyer shall have completed its due diligence review of the Mortgage Files for each Mortgage Loan and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Mortgage Loans as the Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to the Buyer in its sole discretion, it being understood and agreed by the Sellers that any such review which precedes the related Purchase Date shall not in any way limit the Buyer’s continuing right to perform one or more due diligence reviews pursuant to Section 11.12 hereof following the related Purchase Date;

(n) With respect to any Mortgage Loan which has been registered under the MERS® System, the Buyer shall have received (i) a MERS Report reflecting that the Buyer has been identified as the “Investor” and “Warehouse Gestation Lender” on the MERS® System and (ii) an Electronic Tracking Agreement in form and substance satisfactory to the Buyer; and

(o) the Sellers and the Guarantor shall provide such other documents as the Buyer may reasonably request, in form and substance reasonably acceptable to the Buyer.

Each Transaction Request delivered by the Sellers hereunder shall constitute a certification by the Sellers that all the conditions set forth in this Section 2.02 have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

Section 2.03 Procedure for Requesting Transactions.

(a) Subject to the satisfaction of the conditions specified in Section 2.01 and 2.02 and until the Buyer has purchased (without repurchase by the Sellers hereunder) Eligible Assets with an aggregate Asset Value of at least the Commitment Amount, the Buyer agrees to purchase any Eligible Asset offered to it hereunder. The Buyer shall not be obligated to purchase Eligible Assets in excess of the then current Commitment Amount. To the extent the Buyer has purchased (without repurchase by the Sellers hereunder) Eligible Assets with an aggregate Asset Value of at least the Commitment Amount, the decision of the Buyer to purchase any Eligible Asset shall be at the Buyer’s sole discretion. In the event that the Buyer elects to reject a Mortgage Loan offered by the Sellers for any reason, all documents shall be returned by the Custodian to the related Seller pursuant to the Custodial Agreement.

(b) The Sellers shall request a Transaction by delivering to the Custodian and the Buyer via Electronic Transmission a request in the form of Exhibit I attached hereto (a “Transaction Request”) together with the related loan data tape with individual Mortgage Loan details, by (i) 4:30 p.m., New York City time, one (1) Business Day prior to the requested Purchase Date for any Eligible Assets which are not Wet-Ink Mortgage Loans, and (ii) 6:00 p.m., New York City time, one (1) Business Day prior to the Purchase Date for any Eligible Assets which are Wet-Ink Mortgage Loans. Such Transaction Request shall set forth (i) the Purchase Date, (ii) the Repurchase Date and the Final Repurchase Date, (iv) the Pricing Rate applicable to the Transaction and (v) additional terms or conditions not inconsistent with this Agreement. Such Transaction Request shall include, as attachments, (i) a Mortgage Loan Schedule in electronic form containing detailed information with respect to Eligible Assets (other than the Wet-Ink Mortgage Loans) that the Sellers proposes to sell to the Buyer hereunder, and (ii) a certificate signed by the Sellers as required by Section 2.01(d) hereof. With respect to Wet-Ink Mortgage Loans, the Sellers shall provide the Buyer with a detailed listing of the Wet-Ink Mortgage Loans the Sellers propose to pledge by 4:30 p.m., New York City time, on the requested Purchase Date.

(c) With respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan:

(i) No later than 12:00 p.m., New York City time, two (2) Business Days (or such lesser time as the Custodian and Sellers may agree) prior to the requested Purchase Date, the Sellers shall deliver to the Custodian the Mortgage File, as applicable, pertaining to each Eligible Asset to be purchased by the Buyer, in accordance with the terms and conditions hereof and of the Custodial Agreement.

(ii) If any Eligible Asset to be transferred to the Buyer is a MERS Designated Loan, the Sellers shall furnish a MERS Report reflecting the Buyer, as “Investor” and “Warehouse Gestation Lender” for each such Mortgage Loan.

(iii) On the requested Purchase Date (and on the terms and subject to the conditions set forth in this Agreement), the Buyer shall remit via wire transfer the Purchase Price with respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan to the following account of the Sellers (or such other account as they may identify by notice given to the Buyer not later than the third Business Day before the relevant Purchase Date): 01419663, for the A/C of the Sellers, in trust, ABA# 021 001 033, Attn: New Century Mortgage Corporation, in funds immediately available to the Sellers. If the funding of any Eligible Asset that is not a Wet-Ink Mortgage Loan involves a payment to a Warehouse Lender, the Sellers shall furnish to the Buyer the related Warehouse Lender’s Release Letter relating to such warehoused Eligible Assets that are not Wet-Ink Mortgage Loans, together with Wire instructions for the payoff of such Warehouse Lender.

(iv) With respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan, pursuant to the Custodial Agreement, the Custodian shall deliver to the Buyer and the Sellers a Mortgage Loan Schedule and Exception Report with respect to the Eligible Assets which such Seller has requested the Buyer purchase on the requested Purchase Date, and no later than 4:00 p.m., New York City time, on such Purchase Date, the Custodian shall deliver to the Buyer a Trust Receipt in respect of all such Eligible Assets (other than Wet-Ink Mortgage Loans) to be purchased by the Buyer on such Purchase Date.

(d) With respect to each Eligible Asset that is a Wet-Ink Mortgage Loan:

(i) Not later than 4:30 p.m., New York City time, at least one Business Day prior to the requested Purchase Date, the Sellers shall deliver to the Buyer a preliminary report detailing the approximate outstanding principal balance of Wet-Ink Mortgage Loans anticipated to be purchased by the Buyer on such Purchase Date and the Estimated Purchase Price.

(ii) On the requested Purchase Date and prior to the related Transaction, the Sellers shall provide to the Buyer a schedule (the “Wet-Ink Funding Schedule”) setting forth, with respect to each Eligible Asset subject to such Transaction, the information set forth in Schedule 4 hereof, wire instructions, the amount to be remitted to the Wet-Ink Wire Funding Account for each such Wet-Ink Mortgage Loan and the aggregate of all such amounts to be remitted to the Wet-Ink Wire Funding Account, with respect to such Transaction, on such Purchase Date (the “Actual Purchase Price”).

(iii) On the requested Purchase Date, pursuant to the Custodial Agreement, the Custodian shall deliver to the Buyer and the Sellers a Trust Receipt in respect of all Wet-Ink Mortgage Loans to be sold to the Buyer on the requested Purchase Date, and a preliminary schedule describing each such Wet-Ink Mortgage Loan and the Custodian shall provide the Buyer with a listing of all Wet-Ink Mortgage Loans sold to the Buyer by 4:30 p.m., New York City time, on such Purchase Date.

(iv) On the requested Purchase Date (and on the terms and subject to the conditions set forth in this Agreement), the Buyer shall remit by wire transfer the Actual Purchase Price directly to the Wet-Ink Wire Funding Account to be disbursed in accordance with the Custodial Agreement. In no event shall the Actual Purchase Price be paid to a Warehouse Lender. Each Seller agrees that it shall not instruct the Disbursement Agent to wire the Actual Purchase Price to any Person other than the related title company, closing attorney or other approved closing agent.

(v) Upon receipt of the Wet-Ink Funding Schedule with respect to the related Purchase Date, the Buyer shall determine the amount, if any, by which the Estimated Purchase Proceeds requested by the Sellers exceeds the Actual Purchase Price (such amount, the “Overestimate Amount”). During the period the Overestimate Amount is outstanding it shall be subject to interest at the Spread Fee Rate in accordance with Section 2.03(d)(vi) below.

(vi) In addition to any other amounts payable hereunder, the Sellers shall pay a fee to the Buyer on each Repurchase Date equal to the imputed interest on that portion of any Overestimate Amount. Such imputed accrued interest shall accrue at the Spread Fee Rate for the period of time from and including the requested Purchase Date specified in the Transaction Request until the earliest to occur of (x) two days after the Sellers have delivered notice to the Buyer that any portion of an Overestimate Amount will not actually be funded to the Sellers, provided that such notice is delivered within one day after the initially requested Purchase Date, (y) as to such portion of the Overestimate Amount the date such portion of the Overestimate Amount is funded to the Sellers through a subsequent Transaction and (z) the next Repurchase Date.

(vii) No later than the close of business on the Business Day following the related Purchase Date, the Sellers shall forward to the Buyer a schedule with respect to each Wet-Ink Mortgage Loan purchased on such Purchase Date setting forth the related Mortgage Loan identification number, the Mortgagor name, the outstanding principal balance of such Wet-Ink Mortgage Loan, and a list of each Wire actually issued in respect of such Wet-Ink Mortgage Loan, setting forth the amount, the payee, and the wire reference number, as appropriate.

(viii) The Sellers hereby covenant to deliver the Mortgage Documents related thereto to the Custodian for receipt by the Custodian (i) with respect to each Late Certification Wet-Ink Mortgage Loan that, in the aggregate, does not exceed the Sub-Limit related thereto, no later than seven (7) Business Days following the related Purchase Date, and (ii) with respect to each other Wet-Ink Mortgage Loan, no later than five (5) Business Days following the related Purchase Date.

(ix) No Wire shall be issued or remitted to a payee which is a Seller or any Affiliate of any Seller.

(e) In no event shall a Transaction be entered into when any Default or Event of Default has occurred and is continuing or when the Final Repurchase Date for such Transaction would be later than 364 days after the related Purchase Date.

(f) The Buyer shall not be required to purchase Eligible Assets more often than six times on any Business Day.

Section 2.04 Confirmations; Transactions.

(a) In the event that the Buyer agrees to purchase any Purchased Assets set forth in a Transaction Request, on each Purchase Date, the Buyer shall forward to the Sellers a confirmation (a “Confirmation”) by Electronic Transmission setting forth with respect to each Transaction funded on such date, (1) the mortgage loan number, (2) the Purchase Price for such Purchased Assets, (3) the Market Value of the related Mortgage Loans as of the date of such Confirmation, (4) the outstanding principal amount of the related Mortgage Loans, (5) the Repurchase Date, (6) the Pricing Rate and (7) the Purchased Amount. The Buyer shall forward to the Sellers a revised Confirmation by Electronic Transmission notifying such Seller as to any changes made by the Buyer in the Market Value, Pricing Rate, Repurchase Date or Final Repurchase Date pursuant to the terms hereof.

(b) On each date that all the documents set forth in Section 2 of the Custodial Agreement are received by the Custodian with respect to any Wet-Ink Mortgage Loan, and the Custodian delivers to the Buyer a Trust Receipt attaching a Mortgage Loan Schedule and Exception Report with respect to any such Eligible Asset, the Buyer shall forward to the Sellers a new Confirmation by Electronic Transmission setting forth the following information, updated to reflect the revised Pricing Rate, and, if applicable, Market Value as a result of the conversion of such Mortgage Loan, (1) the mortgage loan number, (2) the Purchase Price for such Purchased Assets, (3) the Market Value of the related Mortgage Loans, (4) the outstanding principal amount of the related Mortgage Loans, (5) the Repurchase Date, (6) the Final Repurchase Date and (7) the Pricing Rate.

(c) In the event any Seller disagrees with any terms of any Confirmation, such Seller shall notify the Buyer in writing of such disagreement within one (1) Business Day after receipt of such Confirmation unless a corrected Confirmation is sent by the Buyer. An objection sent by such Seller must state specifically that it is an objection, must specify the provision(s) being objected to by such Seller, must set forth such provision(s) in the manner that such Seller believes they should be stated, and must be received by the Buyer no more than one (1) Business Day after the Confirmation was received by such Seller.

(d) Any Confirmation by the Buyer shall be deemed to have been received by the Sellers on the date actually received by any Seller.

(e) Except as set forth in Section 2.04(c), each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Buyer and the Sellers with respect to the Transaction to which the Confirmation relates, and the Sellers’ acceptance of the related proceeds shall constitute the Sellers’ agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

(f) the Sellers shall repurchase the Purchased Assets from the Buyer on each related Repurchase Date and the Final Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. The Sellers are obligated to obtain the Purchased Assets from the Buyer or its designee (including the Custodian) at the Sellers’ expense on (or after) the related Final Repurchase Date.

(g) Provided that the applicable conditions in Sections 2.01 and 2.02 have been satisfied, each Purchased Asset that is repurchased by the Sellers on the Repurchase Date shall automatically become subject to a new Transaction (upon the same terms and conditions set forth in the related Confirmation) unless the Buyer is otherwise notified by the Sellers at least two (2) Business Days prior to any such Repurchase Date; provided that if the Repurchase Date so determined is later than the Final Repurchase Date, the Repurchase Date for such Transaction shall automatically reset to the Final Repurchase Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each new Transaction, unless otherwise agreed, (y) the amount that represents the positive difference between the Repurchase Price payable by the Sellers on the Repurchase Date and the Purchase Price payable by the Purchaser on such new Purchase Date shall be settled in immediately available funds by one net wire on the related Repurchase Date, and (z) the Pricing Rate shall be as set forth in this Agreement or the related Confirmation. LIBOR shall be reset daily by the Buyer. If the Sellers fail to send the wire described in clause (y) by 5:00 p.m., New York City time, on the related Repurchase Date, the Sellers shall be obligated to pay to the Buyer (in addition to, and together with, such payment) interest on the unpaid amount due at a rate per annum equal to the Post-Default Rate (the “Late Payment Fee”) until the overdue wire is received in full by the Buyer.

Section 2.05 Termination. On the Final Repurchase Date, termination of a Transaction will be effected by transfer to the Sellers or their designee of the Purchased Assets (and any Income in respect thereof received by the Buyer not previously credited or transferred to, or applied to the obligations of, the Sellers pursuant to Section 4.01) which amount shall be netted against the simultaneous receipt of the Repurchase Price by the Buyer. To the extent a net amount is owed to one party, the other party shall pay such amount to such party. The Sellers are obligated to obtain the Mortgage Files from the Buyer or its designee (including the Custodian) at the Sellers’ expense on the Final Repurchase Date.

Section 2.06 Early Terminations. The Sellers may repurchase Purchased Assets without penalty or premium, but subject to the last sentence of this Section 2.06, on any date. The Repurchase Price payable for the repurchase of any such Purchased Asset shall be reduced as provided in Section 4.02. If the Sellers intend to make such a repurchase, the Sellers shall give three (3) Business Days’ prior written notice thereof to the Buyer, designating the Purchased Assets to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets. The amount of the original Purchase Price of the Purchased Assets thus repurchased shall be available for subsequent Transactions subject to the terms of this Agreement. If any Purchased Asset is repurchased on any date earlier than the Repurchase Date for such Transaction (other than with respect to repurchases as a result of a breach of representations and warranties, payments to cure Margin Deficits or repurchases of individual Mortgage Loans as a result of payoff of such Mortgage Loan), the Sellers shall pay to the Buyer any amount determined by the Buyer, in its sole discretion, as necessary to compensate the Buyer for, and shall indemnify and hold the Buyer harmless from, any additional losses, costs or expenses which the Buyer may reasonably incur as a result of such repurchase, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Buyer to fund or maintain such Transaction. The Buyer shall provide the Sellers with the Buyer’s calculation of any such losses, costs and expenses, in reasonable detail. This Section shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

Section 2.07 Additional Termination. If any of the events specified in Section 2.02(h) hereof have occurred, (i) the Sellers shall give the Buyer prompt notice thereof, (ii) the Buyer shall confirm that the relevant event has occurred, (iii) the Sellers’ obligations to repurchase all Purchased Assets at the Repurchase Price therefor on the Final Repurchase Date shall become immediately due and payable, together with all fees and expenses accruing under the Repurchase Agreements and (iv) the Buyer’s obligations to purchase Eligible Assets under this Agreement shall terminate.

ARTICLE III

MARGIN AMOUNT MAINTENANCE

Section 3.01 Margin Deficits.

(a) If at any time the Margin Base is less than the aggregate Repurchase Price for all outstanding Transactions (a “Margin Deficit”), then the Buyer may by notice to the Sellers (as such notice is more particularly set forth below, a “Margin Deficit Notice”) require the Sellers, jointly and severally, to (i) transfer to the Buyer or its designee (including the Custodian), Additional Purchased Assets acceptable to the Buyer in its sole discretion and/or (ii) if the Buyer approves, assign the Sellers’ rights (but not their obligations) under any Interest Rate Protection Agreements, so that the aggregate Asset Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed the aggregate Repurchase Price for all outstanding Transactions. If the Buyer delivers a Margin Deficit Notice to the Sellers on or prior to 10:00 a.m., New York City time, on any Business Day, then the Sellers shall transfer Additional Purchased Assets to the Buyer no later than 5:00 p.m., New York City time, on such Business Day. In the event the Buyer delivers a Margin Deficit Notice to the Sellers after 10:00 a.m., New York City time, on any Business Day, then such Margin Deficit Notice shall be deemed to have been delivered on the following Business Day and the Sellers shall be required, jointly and severally, to transfer Additional Purchased Assets to the Buyer no later than 5:00 p.m., New York City time, on such subsequent Business Day. All cash transferred to the Buyer pursuant to this Section 3.01(a) shall be deposited in the account set forth in Section 7.01 hereof and shall be deemed to reduce the aggregate Repurchase Price with respect to all outstanding Transactions.

If any Margin Deficit Notice is not honored by the Sellers by the applicable time required above, the Guarantor has agreed in the Guaranty that, pursuant to the terms thereof, it shall, not later than 5:00 p.m. New York city time, on the following Business Day, honor such Margin Deficit Notice.

(b) The Buyer’s election, in its sole and absolute discretion, not to deliver a Margin Deficit Notice at any time there is a Margin Deficit shall not in any way limit or impair its right to deliver a Margin Deficit Notice at any time a Margin Deficit exists.

ARTICLE IV

INCOME PAYMENTS

Section 4.01 Income Payments.

(a) Where a particular Transaction’s term extends over a date on which Income is received with respect to the Purchased Assets related to that Transaction, such Income shall be the property of the Buyer. The Sellers shall hold for the benefit of, and in trust for, the Buyer all Income, including, without limitation, all Income received by or on behalf of the Sellers with respect to such Purchased Assets. The Sellers shall, or shall instruct the Servicer to, deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for the Buyer) (the “Blocked Account”) with the Bank and which is subject to the Blocked Account Agreement. For purposes hereof, Income shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, sale proceeds, insurance claims, condemnation awards, real estate owned rents and any other income and all other amounts received with respect to the Purchased Assets. All such Income shall be held in trust for the Buyer, shall constitute the property of the Buyer and shall not be commingled with other property of the Sellers, any affiliate of any Seller or the Servicer except as expressly permitted above. Funds deposited in the Blocked Account during any month shall be held therein, in trust for the Buyer. The Buyer may at any time, by notice delivered to the Bank, block the Blocked Account in accordance with the Blocked Account Agreement. Until the Buyer delivers to the Bank instructions to the contrary, the Sellers shall be permitted to make withdrawals from the Blocked Account. The Sellers shall deposit, or shall cause the Servicer to deposit, each payment under the Purchased Assets into the Blocked Account on the day the related Mortgagor’s check clears, and in no event later than three (3) days after receipt thereof.

(b) Notwithstanding the foregoing, upon the occurrence of an Event of Default, all funds in the Blocked Account constituting Purchased Items may be withdrawn by the Buyer and applied in accordance with Section 10.02.

Section 4.02 Repurchase Price Adjustments. The Buyer shall offset against the Repurchase Price of each such Transaction all Income and Price Differential payments actually received by the Buyer for such Transaction pursuant to Sections 4.01 and 2.03(d)(iv) as of the applicable Repurchase Date, respectively, excluding any Late Payment Fees and the Spread Fee Rate on the Overestimate Amount paid pursuant to Section 2.04(g) and 2.03(d)(iv); it being understood that the Late Payment Fees and the Spread Fee Rate on the Overestimate Amount are properties of the Buyer that are not subject to offset against the Repurchase Price.

ARTICLE V

REQUIREMENTS OF LAW

Section 5.01 Requirements of Law.

(a) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (for the original Buyer) or the date of the Buyer’s acquisition of an interest in the rights under this Agreement (for any transferee or assignee):

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

Section 5.02 Taxes; Tax Treatment.

(a) All payments made by the Sellers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Non-Excluded Taxes”), all of which shall be paid by the Sellers for their own account not later than the date when due. If the Sellers are required by law or regulation to deduct or withhold any Non-Excluded Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to the Buyer, promptly, original tax receipts and other evidence satisfactory to the Buyer of the payment when due of the full amount of such Non-Excluded Taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that the Buyer receives, free and clear of all Non-Excluded Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, each Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) Each Seller agrees, jointly and severally, to indemnify the Buyer for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Sellers with evidence, reasonably satisfactory to the Sellers, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d) If either (i) the Buyer is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) the Buyer’s name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”), then the Buyer shall deliver or cause to be delivered to the Sellers the following properly completed and duly executed documents:

(1) a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Buyer claims the benefits of a tax treaty with the United States providing for a zero rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(2) in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN and a certificate substantially in the form of Exhibit VIII (a “Section 5.02 Certificate”) or U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(3) in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed Internal Revenue Service Form W-9 (or any successor thereto), including all appropriate attachments and (y) if such Non-U.S. Corporate Lender is disregarded for federal income tax purposes, the documents that would be required by clause (1), (2), (3), (4) or (5) with respect to its beneficial owner if such beneficial owner were the Buyer; or

(4) in the case of a Non-Exempt Lender that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (ii) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 5.02 Certificate; or

(5) in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, or is disregarded for U.S. federal income tax purposes or is an intermediary as defined in Treas. Reg. Sec. 1.1441-1(c)(13) and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, a (x) Section 5.02 Certificate and (y) with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (1), (2), (3), (4) or this clause (5) with respect to each such beneficial owner if such beneficial owner were the Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the Buyer provides the applicable documentation that it is a qualified intermediary that has accepted withholding responsibility or is a withholding foreign partnership, as each is defined in Treas. Reg. Sec. 1.1441-1 through –8.

The Sellers shall have no obligation under this Section 5.02 if the Buyer fails to deliver the required document as set forth in this sub-section 5.02(d).

(e) Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Article V shall survive the termination of this Agreement. Nothing contained in this Section 5.02 shall require a Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the related Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by the related Seller in the absence of an Event of Default by such Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

ARTICLE VI

SECURITY INTEREST

Section 6.01 Purchased Items. Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”: all Mortgage Loans, all Mortgage Files, including without limitation all promissory notes, all Mortgage Notes, all Mortgages, all Servicing Records relating to the Mortgage Loans, all Credit Files, all of the Sellers’ rights as the owners of the Mortgage Loans under any Sub-Servicing Agreements relating to the Mortgage Loans and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loan and all claims and payments thereunder, all other insurance policies and insurance proceeds relating to any Mortgage Loan or the related Mortgaged Property, all Income, all Servicing Rights, all servicing fees to which the Servicer is entitled and servicing and other rights of the Sellers relating to the Mortgage Loans, all Interest Rate Protection Agreements relating to or constituting any and all of the foregoing, all of the Sellers’ rights as the owner of the Mortgage Loans under any other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments, the Blocked Account and all monies from time to time on deposit in the Blocked Account, the UBS Cash Account and all monies from time to time on deposit in the UBS Cash Account, all contract rights and all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

Section 6.02 Security Interest. The Buyer and the Sellers intend that the Transactions hereunder be sales to the Buyer of the Purchased Assets and not loans from the Buyer to the Sellers secured by the Purchased Assets. However, in order to preserve the Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by the Sellers of all of the Sellers’ obligations to the Buyer hereunder and the Transactions entered into hereunder (“Repurchase Obligations”) and the Seller-Related Obligations, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items and the Purchased Assets to the Buyer to secure the Repurchase Obligations and the Seller-Related Obligations, including, without limitation, the repayment of all amounts owing to the Buyer hereunder. The assignment, pledge and grant of security interest contained herein shall be, and each Seller hereby represents and warrants to the Buyer that it is, a first priority perfected security interest. Each Seller agrees to mark its computer records and tapes to evidence the interests granted to the Buyer hereunder. All Purchased Items shall secure the payment of all obligations of the Sellers now or hereafter existing under this Agreement, including, without limitation, the Sellers’ obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to the Buyer hereunder.

Section 6.03 Custodian of Purchased Items. Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Files as exclusive bailee and agent for the Buyer pursuant to the terms of the Custodial Agreement and shall deliver to the Buyer Trust Receipts each to the effect that the Custodian has reviewed each Mortgage File in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in each such Mortgage File as so reviewed.

Section 6.04 Further Documentation. At any time and from time to time, upon the written request of the Buyer (which it may make in its sole discretion), and at the sole expense of the Sellers, the Sellers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Each Seller also hereby authorizes the Buyer to file any such financing or continuation statement without the signature of any Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

Section 6.05 Proceeds. (a) All proceeds of Purchased Items received by the Sellers consisting of cash, checks and other Cash Equivalents shall be deposited by the Sellers into the Blocked Account and held in trust, for the benefit of the Buyer, segregated from other funds of the Sellers, and shall forthwith upon receipt by the Sellers be turned over to the Buyer for allocation by it as provided herein in the exact form received by the Sellers (duly endorsed by the Sellers to the Buyer) and (b) any and all such proceeds received by the Buyer (whether from the Sellers or otherwise) will be held by the Buyer as collateral security for the Repurchase Obligations (whether matured or unmatured), such application to be in the order of priority specified in Section 10.02(f). For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Purchased Items.

Any amounts received by the Buyer as proceeds in excess of amounts then due and owing to the Buyer shall, in the absence of a Default or an Event of Default, be promptly remitted by the Buyer to the Sellers.

ARTICLE VII

PAYMENT, TRANSFER AND CUSTODY

Section 7.01 Payments to the Buyer. Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer; Account No.: 930135581, for the account of UBS Real Estate Securities Inc., Conduit Funding, JPMorgan Chase Bank, ABA No. 021000021) Attn: Robert Carpenter, not later than 4:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

Section 7.02 Ownership of Purchased Assets.

(a) On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to the Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price as set forth in Section 2 of the Custodial Agreement not later than 6:00 p.m., New York City time, simultaneously with the delivery to the Custodian of the Purchased Assets relating to each Transaction. Each Seller hereby sells, transfers, conveys and assigns to the Buyer or its designee (including the Custodian) all the right, title and interest of the related Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Purchased Items.

(b) In connection with such sale, transfer, conveyance and assignment, in accordance with the requirements set forth in the Custodial Agreement, the Sellers shall deliver or cause to be delivered and released to the Buyer or its designee (including the Custodian) (i) the Custodial Identification Certificate and (ii) the documents identified in the Custodial Agreement.

(c) Any Mortgage Files not delivered to the Buyer or its designee (including the Custodian) are and shall be held in trust by the related Seller or its designee for the benefit of the Buyer as the owner thereof. Each Seller or its designee shall maintain a copy of the Mortgage File and the originals of the Mortgage File not delivered to the Buyer or its designee (including the Custodian). The possession of the Mortgage File by a Seller or its designee is at the will of the Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only. Each Mortgage File retained or held by a Seller or its designee shall be segregated on such Seller’s books and records from the other assets of such Seller or its designee and the books and records of such Seller shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to the Buyer. Each Seller or its designee shall release its custody of the Mortgage File only in accordance with written instructions from the Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by such Seller.

Section 7.03 Hypothecation or Pledge of Purchased Assets. Title to all Purchased Assets and Purchased Items shall pass to the Buyer and the Buyer shall have free and unrestricted use of all Purchased Assets and Purchased Items, subject to the Sellers’ right to repurchase the Purchased Assets upon payment of the Repurchase Price and any other amounts due hereunder with respect thereto. The Buyer may, in its sole discretion and without the consent of the Sellers, engage in repurchase transactions with the Purchased Assets or otherwise pledge, repledge, transfer, hypothecate, rehypothecate, or assign all of its right, title and interest or grant a security interest in any Purchased Assets sold by the Sellers hereunder and all rights of the Buyer under this Agreement, the Electronic Tracking Agreement and/or the Custodial Agreement, in respect of such Purchased Assets to Assignee. It is anticipated that such assignment to Assignee will be made by the Buyer, and each Seller hereby irrevocably consents to such assignment. No notice of such assignment shall be given by the Buyer to the Sellers. Nothing contained in this Agreement shall obligate the Buyer to segregate any Purchased Assets delivered to the Buyer by the Sellers. In the event the Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, the Buyer shall have the right to assign to the Buyer’s counterparty any of the applicable representations or warranties in Schedule 1 to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

Section 7.04 UBS Cash Account.

(a) The Sellers hereby authorize and direct the Buyer to create the UBS Cash Account. The UBS Cash Account shall be held by the Buyer for the Sellers subject to the terms and conditions of this Agreement. The Buyer shall notify the Sellers, via electronic or facsimile transmission, of the UBS Cash Account Balance on each Business Day when the UBS Cash Account Balance is greater than zero and on each Business Day on which a Transaction occurs hereunder.

(b) The Buyer shall credit the UBS Cash Account for (i) any deposits therein by the Sellers upon the Sellers’ written direction pursuant to a Withdrawal/Deposit Notice, (ii) any amounts due the Sellers and payable by the Buyer under any Repurchase Document to the extent not otherwise netted as described in Section 2.05 of this Agreement, (iii) any credit pursuant to a UBS Cash Account Adjustment, and (iv) any UBS Cash Account Interest Accruals.

(c) The Buyer shall debit the UBS Cash Account for (i) any withdrawals therefrom by the Sellers upon the Sellers’ written direction pursuant to a Withdrawal/Deposit Notice, (ii) any amounts due the Buyer and payable by the Sellers under any Repurchase Document, (iii) the amount equal to the product of the Overestimate Amount times the Spread Fee Rate calculated in accordance with Section 2.03(d)(vi), if any, (iv) any debit pursuant to a UBS Cash Account Adjustment and (v) any fees or other amounts payable hereunder by the Sellers.

(d) Upon termination of this Agreement and payment in full of all obligations owing by the Sellers hereunder and under the Repurchase Documents, the Buyer shall remit to the Sellers the UBS Cash Account Balance.

(e) Each Seller hereby confirms and agrees that to secure the Sellers’ obligations under this Agreement, it hereby grants to the Buyer a first priority continuing security interest in and to the UBS Cash Account and all proceeds (as defined in the UCC) of such account. Each Seller further agrees that the Buyer may issue “entitlement orders” (within the meaning of Section 8-102(a)(8) of the UCC) or other instructions from the Buyer, including, without limitation, directing the transfer or redemption of any financial asset credited to, or the disposition of funds held in, the UBS Cash Account for application against any obligations in such order as the Buyer shall determine in its sole discretion. It is hereby acknowledged and agreed that the Buyer is exercising exclusive control over the UBS Cash Account.

Section 7.05 Takeout Commitments. In connection with any sales by the Sellers of Mortgage Loans pursuant to Takeout Commitments, in connection with the formation of a mortgage pool supporting a mortgage-backed security, or otherwise, the Sellers shall cause there to be remitted to the Buyer, on the date of such sale, the entire principal balance, interest and premium portion of the purchase price paid by the buyers under such Takeout Commitments or otherwise so generated by the sale. The Buyer shall release its right, interest and title in such Mortgage Loans and the outstanding principal balance of the Mortgage Loan(s) shall be adjusted accordingly.

ARTICLE VIII

SELLERS AND THE GUARANTOR REPRESENTATIONS

Each Seller and the Guarantor represents and warrants to the Buyer that as of each Purchase Date for the purchase of any Purchased Assets by the Buyer from the Sellers and as of the date of this Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

Section 8.01 Solvency. Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of the Sellers’ or the Guarantor’s creditors. The transfer of the Mortgage Loans subject hereto and the obligation to repurchase such Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Sellers’ or the Guarantor’s creditors. Neither the Sellers nor the Guarantor is insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Mortgage Loans pursuant hereto and the obligation to repurchase such Mortgage Loan (i) will not cause any Seller to become insolvent, (ii) will not result in any Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond any Sellers’ ability to pay as the same mature. The Sellers received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and Purchased Items subject hereto. Each Seller has an adequate amount of capital to conduct its respective businesses in the ordinary course and to carry out its respective obligations hereunder and under each Repurchase Document to which it is a party.

Section 8.02 No Broker. No Seller has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement;

Section 8.03 Ability to Perform. Neither the Sellers nor the Guarantor believes, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party;

Section 8.04 No Defaults. No Default has occurred and is continuing hereunder and no Event of Default has occurred hereunder;

Section 8.05 Legal Name; Existence. The legal name of each Seller is as set forth in the signature line of this Agreement. All names of each Seller since its incorporation and all trade names, fictitious names, assumed names or “doing business as” names that each Seller has used are as set forth in Schedule 3 to this Agreement; and each of the Sellers (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary. The Guarantor’s exact legal name is New Century Financial Corporation. The Guarantor (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland; (b) has all requisite corporate or other power, and has all other governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

Section 8.06 Financial Condition. The Sellers or the Guarantor have heretofore furnished to the Buyer a copy of the most recent financial statements of the Sellers and the Guarantor. All such financial statements are complete and correct and fairly present, in all material respects, the financial condition of each Seller, or the Guarantor, as applicable, and the results of their respective operations as at the dates and for such periods as are referenced therein, all in accordance with GAAP applied on a consistent basis. Since the date of such financial statements no Material Adverse Effect has occurred with respect to the business, operations or financial condition of any Seller or the Guarantor taken as a whole from that set forth in the applicable financial statements.

Section 8.07 Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, to the best of the Sellers’ knowledge, any of the foregoing which are pending or threatened) or other legal or arbitral proceedings (individually and collectively, whether pending or threatened, “Disputes”) affecting any Seller, the Guarantor, or any of its Affiliates or affecting any of their Property before any Governmental Authority that question or challenge the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby (in the event any Seller is a publicly held company) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder. In addition, there is no Dispute affecting any Seller that (i) is of a kind not referred to in the preceding sentence, (ii) has arisen other than in the ordinary course of business of such Seller, (iii) is reasonably likely to be determined adversely to such Seller and (iv) if so determined, would be reasonably likely, either individually or together with any other Dispute covered by clauses (i) through (iii) of this sentence, to have a Material Adverse Effect on the ability of any such Affiliate to perform any of its obligations under any of the Repurchase Documents. Neither the Sellers, the Guarantor, nor any of their respective Affiliates is (i) in violation of any applicable law which violation materially, adversely affects or may reasonably be expected to materially, adversely affect the business, operations, properties, assets or condition (financial or otherwise) of any Seller, the Guarantor, or such Affiliate, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of any Seller, the Guarantor, or such Affiliate.

Section 8.08 No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will (i) conflict with or result in a breach of the charter or by-laws of any Seller or the Guarantor, as applicable, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Sub-Servicing Agreement or other material agreement or instrument to which any Seller, or the Guarantor, or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, (ii) constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien upon any Property of a Seller, the Guarantor, or any of its Subsidiaries pursuant to the terms of any such agreement or instrument or (iii) constitute an event of default or an event which, solely with the passage of time and which is not amenable to cure, would constitute an event of default under (x) any other Financing Facilities or (y) any other agreement, the breach of which would likely have a Material Adverse Effect.

Section 8.09 Action. Each Seller and the Guarantor each have all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents; the execution, delivery and performance by Seller and the Guarantor, respectively, of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by Seller or the Guarantor, as applicable, and constitutes a legal, valid and binding obligation of such Seller, enforceable against such party in accordance with its terms, subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 8.10 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Sellers or the Guarantor of the Repurchase Documents or for the legality, validity or enforceability thereof, including, without limitation, any approvals or consents from the Office of Thrift Supervision, the National Credit Union Administration, the Federal Deposit Insurance Corporation or other federal agency, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents. The transfers, assignments and conveyances provided for herein and therein are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 8.11 Margin Regulations. Neither any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

Section 8.12 Taxes. Each Seller, the Guarantor, and its Affiliates have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it or its Affiliates, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established in accordance with GAAP. The charges, accruals and reserves on the books of each of the Sellers, the Guarantor, and their respective Affiliates in respect of taxes and other governmental charges are, in the opinion of such Seller, adequate.

Section 8.13 Investment Company Act and Holding Company Compliance. None of the Sellers, the Guarantor, nor any of their respective Affiliates is (a) an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (b) is a “holding company” as defined in, or subject to recognition under the Public Utility Holding Company Act of 1935.

Section 8.14 Purchased Assets.

(a) No Seller has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan or any Purchased Items to any other Person, and immediately prior to the sale of such Mortgage Loan or any other Purchased Items to the Buyer, the related Seller was the sole owner of such Mortgage Loan or such other Purchased Items and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder. In no event has any Wet-Ink Mortgage Loan been subject to a prior Lien.

(b) The provisions of this Agreement are effective to either constitute a sale of Purchased Items to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Sellers in, to and under the Purchased Items.

(c) Upon receipt by the Custodian of each Mortgage Note, endorsed in blank in accordance with the provisions of the Custodial Agreement, either a purchase shall have been completed by the Buyer of each Mortgage Note or the Buyer shall have a valid and fully perfected first priority security interest in the applicable Mortgage Note and in such Sellers’ interest in the related Mortgaged Property.

(d) Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party”, each Seller as a “Debtor” and describing the Purchased Items, in the jurisdictions and recording offices listed on Exhibit IV attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of the Sellers in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(e) Upon execution and delivery of the Blocked Account Agreement, the Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, all funds in the Blocked Account comprising Purchased Items.

(f) With respect to each Purchased Asset, each of the representations and warranties on Schedule 1 is true and correct.

Section 8.15 Location of Chief Executive Offices. Each Seller’s chief executive offices are located at 18400 Von Karman, Suite 1000, Irvine, California 92612.

Section 8.16 Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes and records related to the Purchased Items, is its chief executive office located at 18400 Von Karman, Suite 1000, Irvine, California 92612.

Section 8.17 Other Financing Facilities. No defaults or events of default exist under any Other Financing Facilities.

Section 8.18 Blocked Account Agreement. The Blocked Account Agreement is in full force and effect, is enforceable against the parties thereto in accordance with its terms and has not been amended and will not be amended without the consent of the Buyer.

Section 8.19 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Sellers or the Guarantor to the Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller or the Guarantor to the Buyer in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any of the Sellers or the Guarantor, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.

Section 8.20 [Reserved]

Section 8.21 ERISA. Each Plan to which any of the Sellers, the Guarantor, or their respective Subsidiaries make direct contributions, and, to the knowledge of each of the Sellers and the Guarantor, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Sellers or the Guarantor would be under an obligation to furnish a report to the Buyer under Section 9.01(d).

Section 8.22 No Fraud. The Repurchase Documents and each sale of a Mortgage Loan have not been and will not be entered into fraudulently by the Sellers or the Guarantor, as applicable, or with the intent to hinder, delay or defraud any of Sellers’ or the Guarantor’s creditors or the Buyer.

Section 8.23 Anti-Money Laundering Law. The Sellers and the Guarantor have complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Sellers have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintain, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

Section 8.24 Consideration. The consideration received by the Sellers upon the sale of each Mortgage Loan will constitute reasonably equivalent value and fair consideration for the ownership interest in each Mortgage Loan.

Section 8.25 Origination. With respect to each Mortgage Loan as of the related Purchase Date, each Seller hereby represents and warrants that the Mortgage Loan has been originated within thirty (30) days of the date such Mortgage Loan was first sold to the Buyer hereunder.

Section 8.26 Agency Approvals. If applicable with respect to each Mortgage Loan sold hereunder, each Seller (and the Servicer) is approved by Ginnie Mae as an approved issuer, Fannie Mae as an approved lender, Freddie Mac as an approved seller/servicer (as the case may be) and by FHA as an approved mortgagee and by VA as an approved VA lender, in each case in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or the Sellers (or the Servicer or any subservicer) having any reason whatsoever to believe or suspect will occur prior to the purchase of the Mortgage Loan by the related Agency, including without limitation a change in insurance coverage which would either make any Seller (or any servicer) unable to comply with the eligibility requirements for maintaining all such Agency Approvals or require notification to the relevant Agency or to HUD, FHA or VA. Should any Seller (or the Servicer), for any reason, cease to possess all such Agency Approvals, or should notification to the relevant Agency or to HUD, FHA or VA be required, the Sellers shall so notify the Buyer immediately in writing. Notwithstanding the preceding sentence, each Seller shall take all necessary action to maintain all of its (and the Servicer’s) Agency Approvals at all times during the term of this Agreement.

Section 8.27 No Adverse Selection. No Seller has selected the Purchased Assets in a manner so as to adversely affect the interests of the Buyer.

Section 8.28 Sellers’ and the Guarantor’s Representations and Warranties. All representations and warranties made by the Sellers or the Guarantor to the Buyer pursuant to or in connection with this Agreement are and will be true and correct at the time when made and at all times thereafter or, if limited to a specific date, as of the date to which they refer.

Section 8.29 UCC Financing Statements. Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party”, each Seller as “Debtor” and describing the Mortgage Loans, in the jurisdictions and recording offices listed on Exhibit VII attached hereto, the security interests granted hereunder in the Mortgage Loans will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of each Seller in, to and under such Mortgage Loans, which can be perfected by filing under the Uniform Commercial Code.

Section 8.30 Trade Names. Neither any Seller nor the Guarantor has used any trade name or assumed name, except as provided in Schedule 3.

Section 8.31 Merger or Acquisition. Except as set forth in Schedule 5, neither any Seller nor the Guarantor has merged with, or acquired all or substantially all of the assets of, any other person or entity within the immediately preceding 12 months, which transaction changed, in a material way, the nature of such Seller’s or the Guarantor’s business.

Section 8.32 Custodian. The Custodian is an eligible custodian under the Agency Guide and Agency Program.

Section 8.33 Valid Sale and Contribution. This Agreement constitutes a valid sale, contribution, assignment, transfer or other conveyance to the Buyer of all right, title, and interest of the Sellers in, to and under the Eligible Mortgage Loans enforceable against all creditors of and purchasers from the Sellers, and the Eligible Mortgage Loans will be held by the Buyer free and clear of any Lien of any Person claiming through or under the Sellers, except for Liens permitted under, or to be created by this Agreement.

Section 8.34 Valid Business Reasons. Each of the Sellers has valid business reasons for selling its interests in the Eligible Mortgage Loans rather than obtaining a loan with the Eligible Mortgage Loans as collateral.

Section 8.35 Insolvency. None of the Sellers is insolvent. No Seller will be rendered insolvent by the transactions contemplated by this Agreement and each Seller has an adequate amount of capital to conduct its respective business in the ordinary course and to carry out its respective obligations hereunder and under each Repurchase Document to which it is a party.

Section 8.36 Servicing Capabilities. Each Seller (and the Servicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

The representations and warranties of the Sellers and the Guarantor in this Article VIII and Schedule 1 are unaffected by and supersede any provision in any endorsement of any Mortgage Loan or in any assignment with respect to such Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty.

ARTICLE IX

COVENANTS OF THE SELLERS AND THE GUARANTOR

On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that it will:

Section 9.01 Financial Statements. Guarantor shall deliver to the Buyer:

(a) as soon as available and in any event within forty-five (45) calendar days after the end of each month, the unaudited consolidated balance sheets of the Sellers, the Guarantor, and their respective consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Sellers, the Guarantor, and their respective consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth, in each case, in comparative form the figures for the previous year or month, accompanied by a certificate of a Responsible Officer of the Sellers, or the Guarantor, as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Sellers, the Guarantor and their respective consolidated Subsidiaries in accordance with GAAP, consistently applied, as of the end of, and for, such month (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Sellers and the Guarantor, the consolidated balance sheets of the Sellers, the Guarantor, and their respective consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Sellers, the Guarantor and their respective consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, and, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Sellers or the Guarantor, as applicable, and their respective consolidated Subsidiaries as of the end of, and for, such fiscal year in accordance with GAAP and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c) from time to time such other information regarding the financial condition, operations, or business of the Sellers or the Guarantor, respectively, as the Buyer may reasonably request;

(d) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of a Seller or the Guarantor knows, or with respect to any Plan or Multiemployer Plan to which a Seller, the Guarantor or any of their respective Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Seller or the Guarantor, as applicable, setting forth details respecting such event or condition and the action, if any, that such Seller, the Guarantor or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Seller, the Guarantor or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(c) of ERISA or any successor provision thereof and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA or any successor provision thereof, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or any successor provision thereof, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any successor provision thereof); and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

(ii) the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by any Seller, the Guarantor or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Seller, the Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any of the Sellers, the Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA or any successor provision thereof (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Seller, the Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or any successor provision thereof that it intends to terminate or has terminated under Section 4041A of ERISA or any successor provision thereof;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller, the Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA or any successor provision thereof, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller, the Guarantor or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of said Sections.

(e) Within forty-five (45) days of the end of each calendar month, a compliance certificate of two Responsible Officers of the Guarantor, in substantially the form of Exhibit V-C hereto, certifying compliance as of the end of such month with all covenants applicable to the Sellers and the Guarantor under this Agreement.

Section 9.02 Litigation. Each Seller and the Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to the Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitral proceedings affecting the Sellers, the Guarantor, or any of their respective Subsidiaries or any of their respective Property before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby or thereby or (ii) which, individually or in the aggregate is reasonably likely to be determined adversely to any Seller, the Guarantor or any of its Subsidiaries and, if so determined, would be reasonably likely to have a Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder. The Sellers will continue to furnish to the Buyer copies of the monthly “litigation summary” prepared by the Guarantor.

Section 9.03 Existence, etc. Each Seller and the Guarantor will:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (provided that nothing in this Section 9.03 shall prohibit any transaction expressly permitted under Section 9.07);

(b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements could be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d) not (i) move its chief executive office from the address referred to in Section 8.15, (ii) cause or permit any change to be made in its corporate structure, each as described in Section 8.05 or (iii) change its name, jurisdiction of organization, unless it shall have provided the Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by the Buyer for the purpose of perfecting or protecting the lien and security interest of the Buyer established hereunder;

(e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in conformity with GAAP; provided that this shall not include the payment of any Mortgagor or Mortgaged Property taxes, assessments, governmental charges or levies; and

(f) permit representatives of the Buyer, upon reasonable notice (unless a Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer.

Section 9.04 Prohibition of Fundamental Changes. No Seller or the Guarantor shall (a) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or (b) sell all or substantially all of its assets or enter into any transaction of merger or consolidation or amalgamation, which sale or transaction would change, in a material way, the nature of such Seller’s or the Guarantor’s business, without, in each case, the Buyer’s prior written consent.

Section 9.05 Margin Deficit. If at any time there exists a Margin Deficit, the Sellers or the Guarantor shall cure same in accordance with Section 3.01.

Section 9.06 Notices. Each Seller and the Guarantor shall give notice to the Buyer:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b) with respect to any Purchased Asset hereunder, promptly upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Asset Value of such Purchased Asset;

(c) promptly upon receipt of notice or knowledge of (i) any default related to any Purchased Item, (ii) any Lien or security interest on, or claim asserted against, any Purchased Item or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(d) promptly upon any material change with respect to any Seller’s business operations, assets or financial condition, which could reasonably be expected to have a Material Adverse Effect;

(e) promptly upon the loss of real estate investment trust (“REIT”) or real estate mortgage investment conduit (“REMIC”) status of any Seller, the Guarantor or any Affiliate of the Sellers or the Guarantor that is a REIT or a REMIC;

(f) promptly upon the occurrence of any event of default under the Other Financing Facilities; and

(g) upon (i) the Sellers’ or the Guarantor’s dismissal of any of its Executives, or (ii) any Executives’ departure from the employ of any Seller or the Guarantor, as applicable, for any other reason whatsoever; in addition, the Sellers and the Guarantor shall keep the Buyer reasonably well-informed as to the identity of other personnel involved in the Sellers’ warehouse borrowing, secondary marketing, and servicing functions.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the related Seller or the Guarantor, as applicable, setting forth details of the occurrence referred to therein and stating what action such Seller or the Guarantor, as applicable, has taken or proposes to take with respect thereto.

Section 9.07 Underwriting Guidelines. All Eligible Assets will conform to the Underwriting Guidelines. The Sellers shall review the Underwriting Guidelines periodically to confirm that they are being complied with in all material respects and are adequate to meet the Sellers’ business objectives. In the event the Sellers make any material amendment or modification to the Underwriting Guidelines, the Sellers shall promptly deliver to the Buyer a complete copy of the amended or modified Underwriting Guidelines. The Sellers acknowledge that until the Buyer has approved the amendments or modifications, which approval shall not be unreasonably withheld, the Buyer shall have no obligation to make any further Purchase under the amended or modified Underwriting Guidelines.

Section 9.08 Transactions with Affiliates. Neither the Sellers nor the Guarantor will enter into any transaction, including without limitation any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or the other Repurchase Documents, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller or the Guarantor, as applicable, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this paragraph to any Affiliate.

Section 9.09 Limitation on Liens. Immediately upon notice of a Lien or any circumstance which could give rise to a Lien on the Purchased Items, the Sellers will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items (other than any security interest created or permitted under this Agreement), and the Sellers will defend the right, title and interest of the Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever.

Section 9.10 Limitation on Guarantees and Other Indebtedness. Neither the Sellers nor the Guarantor shall create, incur, assume or suffer to exist any Guarantees by any of them of the obligations of others, in excess of $10,000,000 in the aggregate, except as otherwise listed on Schedule 2 hereto. As used in this Section, a “Guarantee” shall not include a guarantee by one or more of the Sellers of an obligation (including a capitalized lease obligation) of one or more other Sellers or any or any of their respective Affiliates.

Section 9.11 Maintenance of Profitability. The Sellers and the Guarantor shall not permit, for any period of the shorter of (x) two rolling quarters or (y) any shorter period of time set forth in any Other Financing Facilities documents with respect to a profitability test (each such period, a “Test Period”), Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

Section 9.12 Maintenance of Tangible Net Worth. New Century Financial shall at all times during each fiscal year maintain Tangible Net Worth of not less than the sum of (x) $750,000,000 and (y) fifty percent (50%) of all increases in shareholders’ equity in New Century Financial attributable to issuances of common stock and preferred equity since November 1, 2004; provided, however, that in the event a redemption, repurchase, repayment or other retirement of such preferred equity results in a decrease in shareholders’ equity, then any increase in shareholders’ equity resulting from the issuance of such preferred equity shall be offset by the amount of such decrease for the purpose of calculating the Tangible Net Worth requirement.

Section 9.13 Servicer. The Sellers shall not cause the Mortgage Loans to be serviced by any servicer other than the Servicer or a sub-servicer expressly approved in writing by the Buyer.

Section 9.14 Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. New Century Financial (i) shall not permit the consolidated ratio of aggregate Total Indebtedness to Tangible Net Worth to be greater than 15:1 as measured as of the last day of each fiscal quarter and (ii) shall provide to the Buyer on the last day of each fiscal quarter a tabulation of all borrowings pursuant to the Other Financing Facilities.

Section 9.15 Maintenance of Liquidity. At no time following the date of this Agreement shall New Century Financial have, on a consolidated basis, liquidity of less than $60,000,000.

Section 9.16 Required Filings. The Sellers and the Guarantor shall promptly provide the Buyer with copies of all documents which any of the Sellers, the Guarantor, or any of their respective Affiliates is required to file with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor in accordance with the Securities and Exchange Act of 1934 or any rules thereunder; provided that the Sellers shall not be required to provide the Buyer with filings of a standard nature relating to the issuance of securities under a REMIC or similar pass-through trust.

Section 9.17 Blocked Account. The Sellers shall deposit, or shall cause to be deposited, all Income into the Blocked Account in accordance with Section 4.01(a) of this Agreement.

Section 9.18 Custodial Agreement and Blocked Account Agreement. The Sellers shall maintain each of the Custodial Agreement and Blocked Account Agreement in full force and effect and shall neither amend or modify either of the Custodial Agreement or the Blocked Account Agreement nor waive compliance with any provisions thereunder without the prior written consent of the Buyer.

Section 9.19 Sub-Limits. The Sellers shall not sell to the Buyer any Eligible Assets if, after giving effect to such Transaction, any Sub-Limit would be exceeded.

Section 9.20 Inconsistent Agreements. Neither the Sellers nor the Guarantor shall, or will permit any of its Subsidiaries to, directly or indirectly, enter into any agreement containing any provision which would be violated or breached by any Transaction hereunder or by the performance by the Sellers or the Guarantor of its obligations under any Repurchase Document.

Section 9.21 Escrow Imbalance. The Sellers shall, no later than five (5) Business Days after learning (from any source) of any material imbalance in any escrow account, notify the Buyer of such imbalance and upon request of the Buyer will deliver a copy of the monthly report with respect to escrow balances to the Buyer.

Section 9.22 Servicing Termination Fees. Upon any exercise of the Buyer’s right to terminate the Servicer of Purchased Assets following an Event of Default, the Sellers shall pay any and all fees required to terminate the Servicer and to effectuate the transfer of servicing to the designee of the Buyer.

Section 9.23 Delivery of Servicing Records. With respect to the Servicing Records of each Mortgage Loan, the Sellers shall deliver or shall cause the Servicer to deliver such Servicing Records to the designee of the Buyer, within thirty (30) days of a Purchase Date, unless otherwise stated in writing by the Buyer; provided that on each Repurchase Date for which a Mortgage Loan is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from the Buyer, and a new 30-day period is deemed to commence as of such Repurchase Date. The Sellers’ transfer of the Servicing Records under this Section shall be in accordance with customary standards in the industry.

Section 9.24 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

Section 9.25 MERS. The Sellers and the Guarantor shall and shall cause the Servicer to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Designated Mortgage Loans, if any, for as long as such Purchased Assets are registered with MERS.

Section 9.26 Monthly Report. Upon request, the Sellers or the Guarantor shall provide the Buyer with a monthly report, which report shall include, among other items, a summary of the Sellers’ delinquency and loss experience with respect to mortgage loans serviced by the Sellers, any Servicer or any designee of either, with respect to any MERS Designated Mortgage Loan, MERS Reports, plus any such additional reports as the Buyer may reasonably request with respect to the Sellers or any Servicer’s servicing portfolio or pending originations of mortgage loans. The Sellers shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by the Buyer.

Section 9.27 Remittance Report. On the second Business Day of each month, the Sellers or the Guarantor shall furnish to the Buyer or shall cause the Servicer to furnish to the Buyer, a remittance report, in hard copy and electronic format acceptable to the Buyer, containing information regarding funds collected during the prior calendar month. This report shall contain the following information:

(a) Mortgage Loan number;

(b) Mortgage Note Rate;

(c) Remittances allocable to principal and interest, escrow and taxes;

(d) Paid through date;

(e) Mortgage Loan balance;

(f) Delinquency status;

(g) Whether the Mortgaged Property is in foreclosure or has become an real estate owned property;

(h) Whether any Mortgagor is the subject of any bankruptcy action; and

(i) Any other information that the Buyer may reasonably request.

Section 9.28 [Reserved]

Section 9.29 Preservation of Security Interest. The Sellers shall execute and file such financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain, and protect the respective right, title and interest of the Buyer in the Mortgage Loans. The Sellers shall deliver (or cause to be delivered) to the Custodian file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

Section 9.30 Compliance with Law. Each Seller will comply, in all material respects, with all laws, acts, rules, requisitions, orders, decrees and directions of any Governmental Authority applicable to its business and to the Mortgage Loans or any part thereof; provided, however, that such Seller may contest any law, act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights or interests of the Buyer in the Mortgage Loans.

Section 9.31 Obligations with Respect to Mortgage Loans. Each of the New Century Parties will duly fulfill all obligations on its respective part to be fulfilled under or in connection with each Mortgage Loan, and will do nothing to impair the rights of the Buyer in any of the Mortgage Loans.

Section 9.32 Conveyance of Mortgage Loans; Security Interests. Except for the transfers and conveyances under or permitted in this Agreement or any other Repurchase Document, none of the Sellers will sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien, on any Mortgage Loan, or any interest therein and each of the Sellers shall defend the right, title, and interest of the Buyer and its respective successors and assigns in, to, and under the Mortgage Loans, against all claims of third parties claiming, through or under the Sellers; provided, however, that nothing in this Section shall prevent or be deemed to prohibit the Sellers from suffering to exist upon any of the Mortgage Loans any Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if the Sellers shall concurrently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto and such contests pose no risk of forfeiture.

Section 9.33 Notification of Breach. Each of the Sellers will notify the Buyer and the Custodian promptly, in reasonable detail, upon discovery of the occurrence of any breach by (i) any Seller of any of its representations, warranties or covenants contained herein, or (ii) by any Seller or any Affiliate thereof of any of its representations, warranties or covenants contained in any Other Financing Facilities document.

Section 9.34 Further Assurances. Each of the Sellers will make, execute or endorse, acknowledge and file or deliver to the Buyer and the Custodian from time to time such schedules, confirmatory assignments, conveyances, transfers, endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Mortgage Loans and other rights covered by this Agreement, as the Buyer or the Custodian may request and reasonably require.

Section 9.35 Taxes. The Sellers shall promptly pay all applicable taxes required to be paid in connection with the assignment of the Mortgage Loans and acknowledges that the Buyer shall have no responsibility with respect thereto.

Section 9.36 Taxes and Other Liabilities. The Sellers shall promptly notify the Buyer of any material challenge, contest or proceeding pending by or against the Sellers or any Affiliate of the Sellers before any taxing authority.

Section 9.37 No Agency. None of the Sellers will act as an agent of the Buyer in any capacity except to the limited extent provided in the Repurchase Documents, but instead will present itself to the public as a corporation separate from the Buyer.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. If any of the following events (each, an “Event of Default”) occur, the Sellers and the Buyer shall have the rights set forth in Section 10.02, as applicable:

(a) any Seller shall default in the payment of, or shall admit its inability or intention not to pay, any Repurchase Price due or any amount under Article IV or Section 3.01 when due and payable (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(b) any Seller or the Guarantor shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by the Buyer of such default, and such default shall have continued unremedied for one (1) Business Day; or

(c) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or the Guarantor or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of any Seller or the Guarantor shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 or Section 8.14(f), which shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets, unless (i) such Seller or the Guarantor shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by the Buyer in its sole discretion, exercised in good faith, to be materially false or misleading on a regular basis); or

(d) any Seller or the Guarantor shall fail to comply with any of the requirements of Sections 9.03, 9.04, 9.07, 9.08, 9.09, 9.11, 9.12, 9.14, 9.15, 9.17, 9.18, 9.19, 9.30, 9.32, 9.33 or 9.37 hereof; or any Seller or the Guarantor shall otherwise fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement or any other Repurchase Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(e) a final judgment or judgments for the payment of money (i) in any amount shall be rendered against any Seller or the Guarantor or (ii) in excess of the greater of (x) $500,000 or (y) any greater level applicable to such judgments as may cause an “event of default” under any Other Financing Facility, but in no event greater than $5,000,000 in the aggregate shall be rendered against any Seller, the Guarantor or any of their Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof or such other date as set forth therein, and such Seller, the Guarantor or any such Subsidiary shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any Seller or the Guarantor shall admit in writing its inability to pay its debts as such debts become due; or

(g) the Sellers, the Guarantor or any of their Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h) a proceeding or case shall be commenced, without the application or consent of the Sellers, the Guarantor, or any of their Subsidiaries in any court of competent jurisdiction, seeking (i) the reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of the Sellers’, the Guarantor’s or any of their Subsidiaries’ debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of the Sellers, the Guarantor, or any of their Subsidiaries or of all or any substantial part of their property, or (iii) similar relief in respect of the Sellers, the Guarantor or any of their Subsidiaries under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and, in the case of the Seller, the Guarantor or any of their Subsidiaries, such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of forty-five (45) or more days; or an order for relief against the Sellers, the Guarantor or any of their of their Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code; or

(i) the Custodial Agreement, the Blocked Account Agreement or any Repurchase Document shall for whatever reason be terminated without the prior signed written consent of the Buyer or cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller or the Guarantor; or

(j) any Seller or the Guarantor shall grant, or suffer to exist, any Lien on any Purchased Item (except any Lien in favor of the Buyer), or the Purchased Items shall not have been sold to the Buyer, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Purchased Items in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(k) a Seller, the Guarantor or any of their Subsidiaries shall be in default under any note, indenture, loan, guaranty, swap agreement or any other contract to which it is a party, which default permits the acceleration of the maturity of obligations, or, in the case of any swap agreement or other contract, permits its early termination, close-out or liquidation, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract, in any case if the aggregate amount of the obligations accelerated or capable of being accelerated or due or that may become due as a result of the occurrence of such default, early termination, close-out or liquidation on any date under any one or more of such note, indenture, loan agreement, guaranty, swap agreement or other contract exceeds (in the aggregate) the lesser of (i) $10,000,000 and (ii) any lower amount applicable to such defaults as may cause an “event of default” under any Other Financing Facility; or

(l) any material adverse change in the Property, business or financial condition of any Seller, the Guarantor, and its consolidated affiliates taken as a whole shall occur, in each case as determined by the Buyer in its sole discretion exercised in good faith; or

(m) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller, the Guarantor or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) or ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (v) any Seller, the Guarantor or any Commonly Controlled Entity shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, is likely to subject the Sellers or any of their Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Sellers or any of their Affiliates; or could reasonably be expected to have a Material Adverse Effect; or

(n) upon any event of default under any Other Financing Facility; or

(o) the discovery by the Buyer of a previously undisclosed condition or event which existed at or prior to the execution hereof and which the Buyer, in its sole discretion, exercised in good faith, determines (i) materially and adversely affects either (x) the condition (financial or otherwise) of any Seller, the Guarantor or any of their Subsidiaries; or (y) the ability of any Seller to fulfill its respective obligations under this Agreement or of the Guarantor to fulfill its obligations under the Guaranty and (ii) if such condition or event had been disclosed prior to the execution hereof, it would have affected the Buyer’s decision to proceed with this facility; or

(p) Mortgage Loans totaling more than 10% of the aggregate principal balance of the portfolio of Mortgage Loans serviced by the Servicer for the Sellers shall be more than thirty (30) days delinquent; or

(q) the declaration of any event of default of the Servicer under any Sub-Servicing Agreement; or

(r) any Seller or the Guarantor shall commit any fraud or malfeasance in connection with this facility; or

(s) any Seller, the Guarantor or their Subsidiaries that are a REIT or a REMIC shall lose such status as a REIT or a REMIC.

Section 10.02 Remedies Upon Default. If an Event of Default occurs, the following rights and remedies are available to the Buyer; provided that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(a) Each Seller hereby acknowledges, admits and agrees that the Sellers’ obligations under this Agreement are joint and several recourse obligations of the Sellers to which each Seller pledges its full faith and credit. In addition to its rights hereunder, the Buyer shall have the right to proceed against any of the Sellers’ assets which may be in the possession of the Buyer, any of the Buyer’s Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by the Sellers to the Buyer pursuant to this Agreement. The Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Purchased Items or its proceeds and all other sums or obligations owed by the Buyer to the Sellers against all of the Sellers’ obligations to the Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to the Buyer’s right to recover any deficiency.

(b) At the option of the Buyer, exercised by written notice to the Sellers and the Guarantor (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of any Seller or the Guarantor), the Final Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(c) If the Buyer exercises or is deemed to have exercised the option referred to in paragraph (b) of this Section 10.02,

(i) The Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Final Repurchase Date, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise, including, without limitation, all amounts then or thereafter held in the Blocked Account, shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder, and (3) the Sellers shall immediately deliver to the Buyer any Purchased Assets subject to such Transactions then in Sellers’ possession or control;

(ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Final Repurchase Date (decreased as of any day by (i) any amounts actually in the possession of the Buyer pursuant to clause (c) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (d) of this Section 10.02, and (iii) any amounts applied to the Repurchase Price pursuant to subsection (e) of this Section 10.02);

(iii) all Income actually received by the Buyer pursuant to Section 4.01 (excluding any Late Payment Fees paid pursuant to Section 2.04(g)), including, without limitation, all amounts then or thereafter held in the Blocked Account, shall be applied to the aggregate unpaid Repurchase Price owed by the Sellers; and

(iv) if the Sellers have not paid to the Buyer the full Repurchase Price by 5:00 p.m. New York City time on the Final Repurchase Date, the Guarantor has agreed in the Guaranty that, pursuant to the terms thereof, it shall pay such amount to the Buyer by 5:00 p.m. New York City time on the next Business Day.

(d) Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial Agreement), Mortgage Files, Credit Files and all other files of the Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request and, subject to any existing Servicing Agreements, the Buyer shall have the right to appoint any Person to service the Purchased Assets. The Buyer shall be entitled (i) to invoke any and all rights it may have under any Repurchase Document, including, without limitation, the Blocked Account Agreement with respect to any amounts then or thereafter held in the Blocked Account, and (ii) to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

(e) All amounts then or thereafter held in any Custodial Accounts and the UBS Cash Account shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price owed by the Sellers and to any other amounts owing by the Sellers hereunder or under the Custodial Agreement.

(f) At any time on the second Business Day following the occurrence of an Event of Default, the Buyer may (A) immediately sell, on a servicing-released basis, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory, any or all Purchased Assets and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers under the Repurchase Documents or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give the Sellers credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers under the Repurchase Documents. The Sellers shall remain jointly and severally liable to the Buyer for any amounts that remain owning to the Buyer following a sale or credit under the preceding sentence; the payment of such amount has been guaranteed by the Guarantor pursuant to the Guaranty, and, pursuant to the terms thereof, the Guarantor has agreed to pay such amount within one Business Day of the Sellers’ failure to pay such amounts. The proceeds of any disposition of Purchased Assets shall be applied first, to the costs and expenses incurred by the Buyer in connection with the Sellers’ default; second, to the Repurchase Price; third, after an Event of Default, to costs of related covering and/or related hedging transactions; and fourth, to any other outstanding obligation of the Sellers to the Buyer or its Affiliates.

(g) Neither the Buyer nor any of its Affiliates shall incur any liability as a result of the sale of any of the Purchased Items at any private sale. Each Seller and the Guarantor hereby waives (a) any claims against the Buyer or any of its Affiliates arising because the price at which the Purchased Items may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Repurchase Obligations and (b) all rights of redemption, stay, or appraisal which it has under any rule of law or (to the extent permitted) statute whether now existing or hereafter adopted.

(h) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Buyer may elect the time and manner of liquidating any Purchased Assets and nothing contained herein shall obligate the Buyer to liquidate any Purchased Assets on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of the Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(i) The Sellers agree that the Buyer may obtain an injunction or an order of specific performance to compel the Sellers to fulfill their obligations as set forth in Section 10.02(d), if a Seller fails or refuses to perform its obligations as set forth therein.

(j) The Sellers shall be jointly and severally liable to the Buyer, payable as and when incurred by the Buyer, for (A) the amount of all actual reasonable out-of-pocket expenses, including legal or other expenses incurred by the Buyer in connection with or as a consequence of an Event of Default and (B) after an Event of Default, all costs incurred in connection with covering and/or hedging transactions, which amounts the Guarantor has agreed to pay pursuant to the Guaranty by 5:00 p.m. New York City time on the Business Day following the Sellers’ failure to pay such amounts.

(k) Each Seller agrees to indemnify (jointly and severally with other Sellers) and hold the Buyer and its assignees harmless from and against all Costs (as hereinafter defined) resulting from or relating to any Event of Default; the payment of any such indemnity amounts has been guaranteed by the Guarantor pursuant to the Guaranty for payment by 5:00 p.m. on the Business Day following the Sellers’ failure to pay such amounts.

(l) The Buyer shall, without regard to the adequacy of the security for the Repurchase Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Purchased Items or any portion thereof, and do anything that the Buyer is authorized hereunder to do. The Sellers shall, jointly and severally, pay all costs and expenses incurred by the Buyer in connection with the appointment and activities of such receiver.

(m) The Buyer may, at its option, enter into one or more hedge instruments covering all or a portion of the Purchased Assets, and the Sellers shall, jointly and severally, be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such hedge instruments; including without limitation any losses resulting from such hedge instruments; the payment of any such amounts has been guaranteed by the Guarantor pursuant to the Guaranty for payment by 5:00 p.m. on the Business Day following the Sellers’ failure to pay such amounts.

(n) No election by the Buyer pursuant to this Section shall relieve the Sellers of responsibility or liability for any breach of or under this Agreement.

(o) The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

(p) Except as otherwise expressly provided in this Agreement, the Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Section 10.03 Remedies Cumulative. The Buyer may exercise one or more of the remedies available to the Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in paragraphs (a) and (d) of Section 10.02, at any time thereafter without notice to the Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which the Buyer may have.

Section 10.04 Waiver of Defenses. The Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Sellers hereby expressly waive any defenses the Sellers might otherwise have to require the Buyer to enforce its rights by judicial process. The Sellers also waive any defense (other than a defense of payment or performance) the Sellers might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies. The Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.

Section 10.05 Default Interest. To the extent permitted by applicable law, the Sellers shall, jointly and severally, be liable to the Buyer for interest on any amounts owing by the Sellers hereunder, from the date any Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Sellers or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Sellers to the Buyer under this Section 10.05 shall be at a rate equal to the Post-Default Rate.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Indemnification.

(a) Each Seller, jointly and severally, agrees to hold the Buyer and its Affiliates and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (including counsel’s fees and disbursements) (collectively, “Costs”), relating to or arising out of a third-party claim involving this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby. Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation, any consumer credit laws, including without limitation the federal Truth in Lending Act and/or the federal Real Estate Settlement Procedures Act, or any applicable securities laws In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Sellers, jointly and severally, will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers.

(b) Each Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel. The Sellers may offer to assume the defense of any action brought against any Indemnified Party, provided that the counsel proposed to handle the defense be satisfactory to such Indemnified Party in its sole discretion. If the Indemnified Party agrees to such an arrangement, then the Sellers will not be liable for any separate counsel for such Indemnified Party. In no event will an Indemnified Party be liable for a settlement effected without its prior consent.

(c) The Sellers, jointly and severally, agree to pay on demand all of the reasonable out-of-pocket costs and expenses (including reasonable legal fees) (i) incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith, (ii) incurred in connection with the consummation and administration of the transactions contemplated by this Agreement and any other Repurchase Document including, without limitation, all fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder, and (iii) all costs and expenses of the Buyer in connection with the enforcement of this Agreement (including any waivers) or any other Repurchase Document, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Buyer) whether or not the transactions contemplated hereby are consummated. Subject to the limitations set forth in Section 11.12, the Sellers agree, jointly and severally, to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Mortgage Loans submitted by the Sellers for purchase under this Agreement, including, but not limited to, those reasonable out of pocket costs and expenses incurred by the Buyer pursuant to Sections 11.10 and 11.12.

(d) The payments of all amounts owed by the Sellers under this Section 11.01 has been guaranteed by the Guarantor pursuant to the Guaranty for payment by 5:00 p.m. New York City time on the Business Day following the Sellers’ failure to pay such amounts.

(e) Without prejudice to the survival of any other agreement of the Sellers hereunder, the covenants and obligations of the Sellers contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by the Buyer against full payment therefor. THE INDEMNIFICATION OBLIGATIONS OF THE SELLERS PURSUANT TO THE PRECEDING PARAGRAPHS SHALL APPLY REGARDLESS OF ANY NEGLIGENCE OR OTHER FAULT ON THE PART OF THE SERVICER, THE CUSTODIAN OR ANY OF THEIR RESPECTIVE OFFICERS EMPLOYEES, TRUSTEES OR AGENTS EXCEPT AS EXPRESSLY STATED. NOTHING HEREIN SHALL REQUIRE THE SELLERS TO INDEMNIFY THE BUYER AGAINST ANY COSTS RESULTING FROM THE BUYER’S OWN NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.02 Single Agreement. The Buyer and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Buyer and the Sellers agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set-off or application.

Section 11.03 Notices and Other Communications. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by email, telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 3.01 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt. Any notices, requests or other communications delivered to any Seller pursuant to this Section shall be deemed delivered to all Sellers.

Section 11.04 Entire Agreement; Severability. This Agreement together with the other Repurchase Documents and the Blocked Account Agreement constitute the entire understanding between the Buyer and the Sellers with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, the Buyer and the Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 11.05 Non-Assignability. The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any Seller without the prior written consent of the Buyer, and any attempted assignment without such consent shall be null and void. The Buyer, in its sole discretion, may at any time assign all or a portion of its rights and obligations under this Agreement and the Repurchase Documents. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement.

Section 11.06 Terminability. This Agreement shall continue in effect until terminated as to future transactions by written instruction signed by the Buyer and delivered to the Sellers, provided that no termination will affect the obligations hereunder as to any outstanding Transaction. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto, shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 11.01 shall survive the termination of this Agreement.

Section 11.07 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES.

Section 11.08 Submission To Jurisdiction; Waivers. EACH SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.09 No Waivers, Etc. No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

Section 11.10 Servicing.

(a) It is expressly acknowledged that the Servicing Rights relating to the Mortgage Loans purchased by the Buyer hereunder have been sold, assigned, and transferred by the Sellers to the Buyer along with the Mortgage Loans. The Servicer shall service and administer the Mortgage Loans on behalf of the Buyer on an interim basis in accordance with Accepted Servicing Practices for the same type of mortgage loans as the Mortgage Loans and in a manner at least equal in quality to the servicing the Servicer provides for mortgage loans which it owns, provided that the Servicer shall at all times comply with applicable law and the requirements of any applicable insurer or guarantor so that the insurance and any applicable guarantee in respect of any Mortgage Loan is not voided or reduced. The Servicer shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and the Buyer may, at any time during the Servicer’s business hours, on reasonable notice, examine and make copies of such records. On the second (2nd) day of each calendar month, or at any other time upon the Buyer’s request, the Servicer shall deliver to the Buyer reports regarding the status of the Mortgage Loans in accordance with Sections 9.27 and 9.28, which shall include, with respect to any MERS Designated Mortgage Loan, MERS Reports, and any circumstances that could materially adversely affect the Mortgage Loans, the Buyer’s ownership of the Mortgage Loans or the collateral securing the Mortgage Loans. The Servicer’s rights to interim service the Mortgage Loans as provided in this Agreement, shall terminate on the earlier of the related Repurchase Date or the date which is thirty days following the related Purchase Date; provided that, on each Repurchase Date for which a Mortgage Loan is subject to a new Transaction, such 30-day interim servicing period is deemed renewed for such new Transaction, and a new 30-day period is deemed to commence as of such Repurchase Date, unless otherwise stated in writing by the Buyer. If an Act of Insolvency of the Servicer or any default hereunder by the Servicer occurs at any time, the Servicer’s rights and obligations to service the Mortgage Loan(s), as provided in this Agreement, shall terminate immediately, without any notice or action by the Buyer. The Servicer agrees and acknowledges that the Buyer may also, at any time, terminate the interim servicing of the Mortgage Loans by the Servicer and transfer servicing to another Person on such date as the Buyer may determine in its sole discretion. In the event that anything in this Agreement is interpreted as constituting one or more interim servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the repurchase of a Mortgage Loan by a Seller or (iii) the Buyer’s notice to the Servicer directing the Servicer to transfer servicing (provided, the Servicer’s obligations as set forth herein to cooperate in the transfer of such servicing shall not terminate until such servicing has actually been transferred in full).

(b) Within two Business Days of notice from the Buyer, or immediately upon notice if an Event of Default has occurred:

(i) New Century shall comply with the provisions of Section 4.01 hereof; and

(ii) at the Buyer’s sole option, upon written notice from the Buyer, New Century shall transfer servicing of the Mortgage Loans to a Successor Servicer designated by the Buyer.

(c) New Century or its Affiliate, in its capacity as the Servicer, shall permit the Buyer to inspect New Century’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Buyer that New Century or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Agreement.

(d) If the servicer of the Mortgage Loans is New Century or the Servicer is an Affiliate of New Century, New Century shall provide to the Buyer a letter from New Century or such Affiliate, as the case may be, to the effect that upon one (1) day’s notice from the Buyer or immediately upon the occurrence of an Event of Default, the Servicer’s rights and obligations to service the Mortgage Loans shall terminate immediately, without any further notice or action by the Buyer and the Servicer shall transfer servicing to the Buyer’s designee, at no cost or expense to the Buyer, it being agreed that New Century will pay any and all fees required to terminate the Servicer and to effectuate the transfer of servicing to the designee of the Buyer.

(e) With respect to the Mortgage Loans that are serviced by the Servicer, the Servicer agrees that the Buyer is the owner of all Servicing Records. The Servicer covenants to safeguard such Servicing Records and to deliver them promptly to the Buyer or its designee (including the Custodian) at the Buyer’s request.

Section 11.11 Intent.

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

(b) It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10.02 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder.

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA or regulations promulgated thereunder).

Section 11.12 Periodic Due Diligence Review. The Sellers acknowledge that the Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Sellers agree that upon reasonable (but no less than one (1) Business Day) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Sellers, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers and/or the Custodian. The Sellers also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Sellers acknowledge that the Buyer may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to the Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. The Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers. All such due diligence conducted in accordance with this Section shall be at the expense of the Sellers and the Sellers shall, jointly and severally, reimburse the Buyer as and when billed for any reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with its activities pursuant to this Section 11.12, within thirty (30) days of receipt of an invoice therefor; provided, however, that such costs and expenses shall not in the aggregate exceed $75,000, plus expenses such as UCC, typing, Xerox, Federal Express, etc.

Section 11.13 Buyer’s Appointment As Attorney-In-Fact. The Sellers hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Sellers and in the name of the Sellers or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, to file such financing statement or statements relating to the Purchased Assets and the Purchased Items without any Seller’s signature thereon as the Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, the Sellers hereby give the Buyer the power and right, on behalf of the Sellers, without assent by, but with notice to, the Sellers, to do the following:

(a) in the name of the Sellers, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;

(b) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(c) (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against any Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Sellers’ expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Purchased Items and the Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Sellers might do;

(d) to direct the actions of the Custodian with respect to the Purchased Items under the Custodial Agreement; and

(e) to execute, from time to time, in connection with any sale provided for in Section 10.02, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Purchased Items and Purchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.14 Conflicts. If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail. In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

Section 11.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.16 Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 11.17 Acknowledgments. Each Seller hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Repurchase Documents;

(b) the Buyer has no fiduciary relationship to the Sellers; and

(c) no joint venture exists between the Buyer and the Sellers.

Section 11.18 Confidentiality. Each Seller and the Guarantor hereby acknowledges and agrees that (i) all written or computer-readable information provided by the Buyer to the Sellers or the Guarantor regarding the Buyer and (ii) the terms of this Agreement or any Repurchase Documents (the “Buyer Confidential Information”), shall be kept confidential and each of their respective contents will not be divulged to any party without the Buyer’s consent except to the extent that (i) the Sellers or the Guarantor deem appropriate to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any portion of the Buyer Confidential Information is in the public domain other than due to a breach of this covenant, or (iii) the Sellers or the Guarantor deem appropriate in connection with exercising any or all of the Sellers’ or the Guarantors’ rights or remedies or complying with any obligations under this Agreement, provided that the Sellers and the Guarantor shall not disclose any pricing information without the prior written consent of the Buyer, provided, however, that, Buyer Confidential Information does not preclude the Sellers or the Guarantor from filing this Agreement with the Securities and Exchange Commission as required under federal securities regulations. The Pricing Side Letter shall only be filed with the Securities and Exchange Commission if such filing is required by applicable law; the Sellers shall give written notice to the Buyer of determination that such filing of the Pricing Side Letter is so required.

The Buyer acknowledges that, in connection with its entering into and ongoing performance of this facility, it may from time to time come into possession of material, non-public information concerning the affairs of the Sellers and/or the Guarantor (the “New Century Confidential Information”). The Buyer agrees to hold all such New Century Confidential Information confidential (unless and until it becomes publicly available as a result of disclosure by a Person other than the Buyer), and to abide by all applicable legal requirements in connection with its treatment of such New Century Confidential Information.

The provisions set forth in this Section shall survive the termination of this Agreement for a period of one year following such termination.

Section 11.19 Set-Off. In addition to any rights and remedies of the Buyer provided by this Agreement and by law, if an Event of Default has occurred and either is continuing or has led to an acceleration under Section 10.03 or if any amount payable hereunder or under any Repurchase Document on the Final Repurchase Date is not paid as and when due, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, to set-off and appropriate and apply against any amount due and payable by the Sellers hereunder any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of any of the Sellers. The Buyer may also set-off cash and all other sums or obligations owed by the Buyer or its Affiliates to the Sellers (whether under this Agreement or under any other agreement between the parties or between the Sellers and any Affiliate of the Buyer) against all of the Sellers’ obligations to the Buyer or its Affiliates (whether under this Agreement or under any other agreement between the parties or between the Sellers and any Affiliate of the Buyer), whether or not such obligations are then due. The Buyer agrees promptly to notify the Sellers after any such set-off and application made by it; provided that the failure to give such notice shall not affect the validity of such set-off and application. The exercise of any such right of set-off shall be without prejudice to the Buyer’s or its Affiliate’s right to recover any deficiency.

Section 11.20 Disclosure Relating to Certain Federal Protections. The parties acknowledge that they have been advised in the case of Transactions in which one of the parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended, that funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or Bank Insurance Fund, as applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly entered into this Agreement as of the date set forth above.

BUYER:

UBS REAL ESTATE SECURITIES INC.

By: /s/ George A.
Mangiaracina
Name: George A. Mangiaracina
Title: Managing Director

By: /s/ Robert Carpenter
Name: Robert Carpenter
Title: Executive Director

Buyer’s Address for Notices:
1251 Avenue of the Americas
New York, NY 10020
Attn: Robert Carpenter
George A. Mangiaracina
Telecopier No.: (212) 882-3749
Telephone No.: (212) 882-3597

SELLER AND SERVICER:

NEW CENTURY MORTGAGE CORPORATION

By: /s/ Kevin Cloyd

Name: Kevin Cloyd Title: Executive Vice President

Seller’s Address for Notices:

18400 Von Karman, Suite 1000

Irvine, California 92612

Attn: Kevin Dwyer, Esq.

Telecopier No.: (949) 440-7033

Telephone No.: (949) 225-7808

SELLER
NC ASSET HOLDING, L.P.

By: NC DELTEX, LLC, its General Partner

By: /s/ Kevin Cloyd

Name: Kevin Cloyd
Title: Executive Vice President

Seller’s Address for Notices:

18400 Von Karman, Suite 1000

Irvine, California 92612

Attn: Kevin Dwyer, Esq.

Telecopier No.: (949) 440-7033

Telephone No.: (949) 225-7808

SELLER

HOME123 CORPORATION

By: /s/ Kevin Cloyd

Name: Kevin Cloyd
Title: Executive Vice President

Seller’s Address for Notices:

18400 Von Karman, Suite 1000

Irvine, California 92612

Attn: Kevin Dwyer, Esq.

Telecopier No.: (949) 440-7033

Telephone No.: (949) 225-7808

SELLER

NEW CENTURY CREDIT CORPORATION

By: /s/ Kevin Cloyd

Name: Kevin Cloyd
Title: President

Seller’s Address for Notices:

18400 Von Karman, Suite 1000

Irvine, California 92612

Attn: Kevin Dwyer, Esq.

Telecopier No.: (949) 440-7033

Telephone No.: (949) 225-7808

GUARANTOR

NEW CENTURY FINANCIAL CORPORATION

By: /s/ Kevin Cloyd

Name: Kevin Cloyd
Title: Executive Vice President

By: /s/ Robert K. Cole

Name: Robert K. Cole
Title: CEO

Guarantor’s Address for Notices:

18400 Von Karman, Suite 1000
Irvine, California 92612
Attn: Kevin Dwyer, Esq.
Telecopier No.: (949) 440-7033
Telephone No.: (949) 225-7808